As filed with the Securities and Exchange Commission on November 25, 2025.
Registration No. 333-291615

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S‑4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NewtekOne, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	6021	46-3755188
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4800 T Rex Avenue, Suite 120
Boca Raton, Florida 33431
(212) 356-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barry Sloane
Chief Executive Officer and President
NewtekOne, Inc.
4800 T Rex Avenue, Suite 120
Boca Raton, FL 33431
(212) 356-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jared M. Fishman
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2497
(212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and " emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                    Accelerated filer ☒
Non-accelerated filer ☐                    Smaller reporting company ☐
Emerging growth company ☐

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If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13-e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14-d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may change. We may not complete the Exchange Offer, and the securities being registered may not be exchanged until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2025

Offer To Exchange
NewtekOne, Inc.
8.50% Fixed Rate Senior Notes due 2031
for
Any and All Outstanding NewtekOne, Inc. 5.50% Notes Due 2026

The Exchange Offer
NewtekOne, Inc. (the “Company,” “NewtekOne,” “we” or “us”) hereby offers (the “Exchange Offer”), upon the terms and subject to the conditions described in this prospectus and the related letter of transmittal, to exchange its 8.50% Fixed Rate Senior Notes due 2031 (the “New Notes”) for any and all of its outstanding 5.50% Notes due 2026 (the “Old Notes”). As of November 18, 2025, the aggregate principal amount of Old Notes outstanding was $95.0 million.
The Exchange Offer will expire at 5:00 p.m., New York City time, on January 9, 2026 (the “Expiration Date”), unless the Exchange Offer is extended or earlier terminated by the Company. You may withdraw your tendered Old Notes at any time on or prior to the Expiration Date.
Upon completion of the Exchange Offer, each $25 principal amount of Old Notes that is validly tendered and not validly withdrawn will be exchanged for $25 principal amount of New Notes. Holders will not be eligible to receive cash consideration in respect of either exchange offer.
In addition, holders whose Old Notes are accepted for exchange will receive a cash payment representing accrued and unpaid interest on such Old Notes to, but not including, the Settlement Date (as defined below).
Consummation of the Exchange Offer is conditioned upon the satisfaction or waiver of the conditions described under “The Exchange Offer—Conditions of the Exchange Offer,” including the condition that at least ten percent (10%) of the outstanding aggregate principal amount of the Old Notes are validly tendered and not validly withdrawn (the “minimum exchange condition”). The Company may, at its option and in its sole discretion, waive any such conditions, including the minimum exchange condition (except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Securities and Exchange Commission (the “SEC”)).
The Old Notes mature on February 1, 2026. If you do not participate in this Exchange Offer it is expected that your Old Notes will be repaid by the Company on the maturity date.
The New Notes
The New Notes will be senior, unsecured obligations of the Company, will mature on February 1, 2031 and will bear interest at a rate of 8.50% per annum, payable quarterly. See “Description of the New Notes.”

See “Risk Factors“ beginning on page 8 of this prospectus for a discussion of factors you should consider in evaluating this Exchange Offer.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any of the Company’s bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency or insurer.

None of the Company, the Exchange Agent, the Information Agent and the Dealer Manager or any other person is making any recommendation as to whether you should participate in the Exchange Offer. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer Manager:

Lucid Capital Markets

Prospectus dated , 2025.
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TABLE OF CONTENTS
Page
Where You Can Find More Information	’-v-
Incorporation of Certain Information By Reference	’-vi-
Forward-Looking Statements	’-vii-
Summary	’-1-
Risk Factors	’-8-
Use of Proceeds	’-13-
Capitalization	’-14-
The Exchange Offer	’-15-
Description of the New Notes	’-22-
Comparison of Rights of Securityholders	’-30-
Book-Entry Issuance	’-40-
U.S. Federal Income Tax Considerations	’-44-
Legal Matters	’-50-
Experts	’-50-

We are only responsible for the information incorporated by reference or provided in this prospectus or included elsewhere in the registration statement of which this prospectus is a part. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.
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WHERE YOU CAN FIND MORE INFORMATION

NewtekOne is a Maryland corporation and a registered financial holding company. NewtekOne is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act it files reports and other information with the SEC. NewtekOne’s SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov.

NewtekOne also maintains a website at http://www.NewtekOne.com where information about NewtekOne can be obtained. The information contained on the NewtekOne web site is not part of nor is incorporated by reference into this prospectus.

This prospectus is part of a registration statement on Form S‑4 that we have filed with the SEC under the Securities Act of 1933 (the “Securities Act”). This prospectus does not contain all of the information set forth in the registration statement. For further information about NewtekOne, you should refer to the registration statement. The information included or incorporated by reference in this prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the information included or incorporated by reference in this prospectus may not contain all of the information that you may find important, you should review the full text of the documents to which we refer you. We have filed these documents as exhibits to the registration statement.
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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to comprise a part of this prospectus from the date we file that document.

We incorporate by reference into this prospectus our filings listed below and all documents subsequently filed by NewtekOne pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, (i) during the period after the date of the initial filing of the registration statement and prior to the effectiveness of the registration statement and (ii) subsequent to the date of this prospectus until the termination of the Exchange Offer; provided, however, that information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed is not incorporated by reference in this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and may supersede information in this prospectus and information previously filed with the SEC.

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

•our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025;

•our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 and June 30, 2025 and September 30, 2025, filed with the SEC on May 12, 2025, August 8, 2025 and November 7, 2025, respectively;

•our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 24, 2025;

•and our Current Reports on Form 8-K, filed with the SEC January 2, 2025, January 3, 2025, January 6, 2025, February 26, 2025, March 20, 2025, March 31, 2025, April 1, 2025, April 9, 2025, April 23, 2025 (Accession No. 0001587987-25-000069), April 23, 2025 (Accession No. 0001587987-25-000071), May 6, 2025, June 6, 2025, June 16, 2025, June 25, 2025 and July 28, 2025, August 14, 2025, August 21, 2025, August 26, 2025, September 18, 2025, September 18, 2025, September 30, 2025 and November 7, 2025.

To obtain copies of these filings, see “Available Information,” or you may request a copy of these filings (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents) at no cost by writing or calling the following address and telephone number:

NewtekOne, Inc.
4800 T Rex Avenue, Suite 120
Boca Raton, Florida 33431
(212) 356-9500

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different or additional information, and you should not rely on such information if you receive it. We are not making an offer of or soliciting an offer to buy, any securities in any state or other jurisdiction where such offer or sale is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.
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FORWARD-LOOKING STATEMENTS

This prospectus, including information included or incorporated by reference into this prospectus, contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our industry, our beliefs, and our assumptions. Words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or variations of these words and similar expressions are intended to identify forward-looking statements. Important assumptions include our ability to originate new loans, achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain regulatory capital ratios. In light of these and other uncertainties, including recent economic and market events and unrelated bank failures and declines in depositor confidence in certain types of depository institutions, the inclusion of a projection or forward-looking statement in this prospectus should not be regarded as a representation by us that our plans or objectives will be achieved. The forward-looking statements contained in this prospectus, including the documents that we incorporate by reference herein, involve risks and uncertainties, including statements as to:

•our future operating results;

•our business prospects and the prospects of our subsidiaries;

•our contractual arrangements and relationships with third parties;

•the dependence of our future success on the general economy and its impact on the industries in which we and our borrowers operate;

•the ability of our business to achieve its objectives;

•the impact of a protracted decline in the liquidity of credit markets on our business;

•the adequacy of our cash resources and working capital;

•our ability to operate as a financial holding company and increased compliance and other costs associated with such operations;

•our ability to adequately manage liquidity, deposits, capital levels and interest rate risk;

•our ability to operate our subsidiary Newtek Bank, a national bank regulated and supervised by the Office of the Comptroller of the Currency (“OCC”), and increased compliance and other costs associated with such operations; and

•the timing of cash flows, if any, from the operations of our subsidiaries.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•an economic downturn could impair our and our subsidiaries’ ability to continue to operate or repay their borrowings, which could adversely affect our results;

•a contraction of available credit and/or an inability to access the equity markets, which could impair our lending and business activities;

•changing interest rates (including credit spreads) and the impacts on macroeconomic conditions and Company’s profitability, returns, and results of operations, which include but are not limited to, interest income and expense and valuations of assets measured at fair value;

•interest rate volatility, which could adversely affect our results;

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•changes to the federal Section 7(a) loan program (the “SBA 7(a) Program”), including recent revisions to SBA Standard Operating Procedure (“SOP”) as well as the impact of the recent Federal government shutdown on the SBA, including the SBA 7(a) Program and SBA 504 program, each of which were frozen as a result of the recently ended Federal government shutdown and could materially and adversely affect Newtek Bank’s lending business; and impacts to financial markets and the global macroeconomic and geopolitical environment, including higher inflation and its impacts; and

•the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus, including the documents we incorporate by reference.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include the ability of Newtek Bank to originate loans under the SBA 7(a) Program, i.e., SBA 7(a) loans, maintain preferred lender program (“PLP”) status, sell SBA guaranteed portions of SBA 7(a) loans at premiums and grow deposits; our ability to originate new loans; our subsidiaries’ ability to generate revenue and obtain and maintain certain margins and levels of profitability; and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus, including the documents that we incorporate by reference herein, should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in Part I “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequent filings we have made with the SEC that are incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference.

See “Where You Can Find More Information” for more information. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus, including any documents incorporated by reference, and while we believe such information forms, or will form, a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely on these statements. Any forward-looking statements made by or on behalf of NewtekOne speak only as to the date they are made, and NewtekOne does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required by applicable law.
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SUMMARY

The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the basic terms of the Exchange Offer, as well as information about our business. We encourage you to read this prospectus and any prospectus supplement, as well as the information incorporated by reference in this prospectus, and the registration statement and the exhibits thereto in their entirety in order to understand the Exchange Offer fully. You should also read “Risk Factors” in this prospectus for more information about important risks that you should consider before making a decision to participate in the Exchange Offer.

Our Business

We are a financial holding company subject to the regulation and supervision of the Federal Reserve and the Federal Reserve Bank of Atlanta that, together with our consolidated subsidiaries, provides a wide range of business and financial solutions under the Newtek® and NewtekOne® brands to the independent business owner (“SMB”) market.

We define SMBs as companies having revenues of $1.0 million to $100.0 million, and we estimate the SMB market to be over 36 million businesses in the U.S. as of June 2025, according to the SBA.

In addition to Newtek Bank and its consolidated subsidiary, Small Business Lending, LLC, the following are our consolidated non-bank direct and indirect subsidiaries: Newtek Small Business Finance, LLC; Newtek Merchant Solutions, LLC and its subsidiary Mobil Money, LLC; CDS Business Services, Inc. d/b/a Newtek Business Credit Solutions; PMTWorks Payroll, LLC d/b/a Newtek Payroll and Benefits Solutions; Newtek Insurance Agency, LLC; Titanium Asset Management LLC; Newtek Business Services Holdco 6, Inc. d/b/a Newtek ALP Holdings; and POS on Cloud, LLC, d/b/a Newtek Payment Systems. We have an established and reliable platform that is not limited by client size, industry type, or location. We expect to generate revenue from the business operations of our subsidiaries, including a combination of realized gains on the sale of the government guaranteed portions of SBA 7(a) loans, servicing income and other income, including revenue generated from our business lines Newtek Lending, Newtek Payments, Newtek Insurance, Newtek Payroll and Newtek Bank.

As of September 30, 2025, we had consolidated total assets of $2.4 billion, deposits of $1.18 billion and shareholders’ equity of $386.7 million.

Our principal executive offices are located at 4800 T Rex Avenue, Suite 120, Boca Raton, Florida 33431, our telephone number is (212) 356-9500 and our website may be found at http://www.NewtekOne.com. The information contained on our website is not part of nor is incorporated by reference into this prospectus.

The Exchange Offer

The Exchange Offer...............................	The Company is offering, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, to exchange any and all validly tendered and not validly withdrawn outstanding Old Notes for New Notes.

We are offering to exchange $25 principal amount of New Notes for each $25 principal amount of Old Notes accepted for exchange.

As of the date of this prospectus, $95.0 million in aggregate principal amount of the Old Notes is outstanding. As of the date of this prospectus, all of the Old Notes are registered in the name of Cede & Co., Inc., the nominee of Depository Trust Company (“DTC”), which holds the Old Notes for its participants. See “The Exchange Offer—Terms of the Exchange Offer.”
Conditions of the Exchange Offer.........	Consummation of the Exchange Offer is conditioned upon the satisfaction or waiver of the conditions described under “The Exchange Offer—Conditions of the Exchange Offer,.” including the condition that at least ten percent (10%) of the outstanding aggregate principal amount of the Old Notes are validly tendered and not validly withdrawn (the “minimum exchange condition”). The Company may, at its option and in its sole discretion, waive any such conditions, including the minimum exchange condition (except the condition that the registration statement of which this prospectus forms a part has been declared effective by the Securities and Exchange Commission (the “SEC”)).

Purpose of the Exchange Offer.............	The purpose of the Exchange Offer is to provide holders an opportunity to continue holding a series of NewtekOne’s outstanding notes following the maturity of the Old Notes.
Material Differences in the Rights of Holders.....................................................	The terms of the Old Notes and New Notes contain certain differences that affect your rights as a holder. The Old Notes contain certain restrictions and covenants related to the Company’s former status as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) whereas the New Notes contain certain restrictions and covenants related to its status as a financial holding company. See “Material Differences in the Rights of Holders”

The Old Notes.........................................	The Old Notes that are subject to the Exchange Offer are the $95.0 million aggregate principal amount of outstanding 5.50% notes due 2026 issued by NewtekOne, Inc. The Old Notes mature on February 1, 2026. If you do not participate in this Exchange Offer it is expected that your Old Notes will be repaid by the Company on their maturity date.

Accrued and Unpaid Interest on Old Notes Accepted in the Exchange Offer.......................................................	Holders whose Old Notes are accepted in the Exchange Offer will receive payment in cash of the accrued and unpaid interest, if any, in respect of such Old Notes from the last interest payment date for such Old Notes to, but not including, the Settlement Date. The New Notes issued in the Exchange Offer will be issued with interest accruing from the Settlement Date.

Minimum Tender Denominations and Fractions..................................................	Old Notes must be tendered in minimum denominations of $25 and integral multiples of $25 in excess thereof. New Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof.

We will not accept any Old Note that would result in the issuance of less than $25 principal amount of New Notes, or integral multiples of $25 in excess thereof, to a tendering holder.
Expiration Date.......................................	5:00 p.m., New York City time, on January 9, 2026 (the “Expiration Date”), unless extended or earlier terminated by the Company. The Company may extend the Expiration Date for any reason in its sole and absolute discretion. If the Company decides to extend the Expiration Date, it will announce any extensions by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration of the Exchange Offer. See “The Exchange Offer—Expiration Date; Early Participation Date; Extensions; Amendments.”

Procedures for Tendering Old Notes....	Holders of Old Notes desiring to accept the Exchange Offer must tender their notes either through DTC’s Automated Tender Offer Program (“ATOP”), and follow the procedures for book-entry transfer described under “The Exchange Offer—Procedures for Tendering Notes,” or by signing and returning the letter of transmittal, including all other documents required by the letter of transmittal. We do not intend to permit tenders of Old Notes by guaranteed delivery procedures. See “The Exchange Offer—Procedures for Tendering Notes.”

Withdrawal Rights.................................	Holders may withdraw the Old Notes they have tendered at any time prior to 5:00 p.m., New York City time, on January 9, 2026, unless extended by us. See “The Exchange Offer—Withdrawal and Revocation Rights.”

Withdrawal of Tenders..........................	You may withdraw the tender of your Old Notes at any time prior to the Expiration Date by submitting a withdrawal instruction to the Exchange Agent using the procedures of DTC’s ATOP system and upon compliance with the other procedures described herein. See “The Exchange Offer—Procedures for Tendering Notes.”

Termination of the Exchange Offer......	The Company reserves the right to terminate the Exchange Offer at any time prior to the completion of the Exchange Offer if any of the conditions under “The Exchange Offer—Conditions of the Exchange Offer” have not been satisfied, in its sole and absolute discretion. See “The Exchange Offer—Termination of the Exchange Offer.”

Acceptance of Old Notes and Delivery of New Notes............................................	If the registration statement of which this prospectus is a part is declared effective by the SEC under the Securities Act and the Exchange Offer is completed, the Company will, subject to the terms and conditions described in this prospectus, accept all Old Notes that are validly tendered and not validly withdrawn prior to the Expiration Date. The New Notes will be delivered promptly after the Expiration Date and the acceptance by the Company of the Old Notes (such date, the “Settlement Date”). See “The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Use of Proceeds......................................	The Company will not receive any proceeds from the Exchange Offer.
Federal Income Tax Consequences.......	For a discussion of the material U.S. federal income tax consequences that should be considered in evaluating the Exchange Offer, see “U.S. Federal Income Tax Considerations.”
Dealer Manager......................................	Lucid Capital Markets, LLC is the dealer manager (the “Dealer Manager”) for the Exchange Offer. The Dealer Manager is not making any recommendation or issuing a report as to the fairness of the Exchange Offer.

Information Agent..................................	Alliance Advisors is the information agent the (“Information Agent”) for the Exchange Offer.
Exchange Agent......................................	U.S. Bank Trust Company, National Association is the exchange agent (the “Exchange Agent”) for the Exchange Offer.
Fees and Expenses..................................	The Company will pay all fees and expenses it incurs in connection with the Exchange Offer. See “The Exchange Offer—Fees and Expenses.”
Regulatory Approvals............................	We are not aware of any material regulatory approvals necessary to complete this offer. However the Company may not complete this Exchange Offer until the registration statement, of which this prospectus is a part, is declared effective by the SEC under the Securities Act.

Consequences of Failure to Tender.......	Holders who do not tender their Old Notes pursuant to this offer will have no appraisal rights under applicable state law or otherwise.
Any Old Notes not exchanged in the Exchange Offer will remain outstanding following consummation of the Exchange Offer, which will result in smaller trading markets for each of the Old Notes and the New Notes, which may cause such markets to be less liquid and more sporadic than the existing single market for the Old Notes, and market prices for the Old Notes and New Notes may fluctuate significantly depending on the volume of trading in such notes. The Old Notes mature on February 1, 2026. If you do not participate in this Exchange Offer it is expected that your Old Notes will be repaid by the Company on the maturity date.

For a description of the consequences of failing to exchange your Old Notes pursuant to the Exchange Offer, see “The Exchange Offer—Consequences of Failure to Tender Old Notes.”

Questions.................................................	If you have any questions regarding the terms of the Exchange Offer, please contact the Dealer Manager. If you have questions regarding the procedures for tendering Old Notes in the Exchange Offer, please contact the Information Agent. The contact information for the Dealer Manager and the Information Agent is located on the back cover of this prospectus.

For certain risks you should consider in evaluating this Exchange Offer, see “Risk Factors” beginning on page 8.

The New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should read this prospectus before making an investment in the New Notes.

Issuer.......................................................	NewtekOne, Inc., a Maryland corporation.
Notes Offered..........................................	Up to $95.0 million aggregate principal amount of 8.50% Fixed Rate Senior Notes due 2031 (the “New Notes”).
Principal Payable at Maturity...............	100% of the aggregate principal amount. The outstanding principal amount of the New Notes will be payable on the stated maturity date at the office of the trustee, paying agent and security registrar for the New Notes or at such other office as the Company may designate.

Maturity Date..........................................	The New Notes will mature on February 1, 2031.
Interest Payment Date............................	Each February 1, May 1, August 1, November 1, beginning on February 1, 2026 and ending on the maturity date. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

Interest Day Count Convention............	Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.
Record Dates...........................................	Interest will be paid to the person in whose name a New Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related date an interest payment is due with respect to such New Note; provided that if the New Notes are global notes held by DTC, the record date for such New Notes will be the close of business on the Business Day preceding the applicable interest payment date.

Further Issues.........................................	The amount of notes the Company can issue under the Indenture (as defined below) is unlimited. The Company may, without your consent and without notifying you, create and issue further notes, which notes may be consolidated and form a single series with the series of New Notes offered by this prospectus may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the New Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Optional Redemption.............................	The New Notes may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after February 1, 2028, upon not less than 15 days nor more than 60 days written notice to holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the New Notes to be redeemed plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but not including, the date fixed for redemption.

You may be prevented from exchanging or transferring the New Notes when they are subject to redemption. Any exercise of our option to redeem the New Notes will be done in compliance with the Indenture.

If the Company redeems only some of the New Notes by partial redemption, the global notes shall be selected in accordance with applicable rules and procedures of DTC, or in the case of certificated notes, any other method in accordance with the policies and procedures of the trustee. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the New Notes called for redemption.

No guarantees..........................................
The New Notes are not guaranteed by any of the Company’s subsidiaries. As a result, the New Notes will be structurally subordinated to the liabilities of the Company’s subsidiaries as discussed below under “Ranking.”

Ranking...................................................	The New Notes will be the Company’s senior unsecured obligations and will rank: (i) equally in right of payment with the Company’s other outstanding and future senior unsecured indebtedness (including the Old Notes that are not exchanged in the Exchange Offer and the Company’s 8.125% Fixed Rate Senior Notes due 2027, 8.00% Fixed Rate Senior Notes due 2028, 8.50% Fixed Rate Senior Notes due 2029, 8.625% Fixed Rate Senior Notes due 2029 and 8.375% Fixed Rate Senior Notes due 2030); (ii) senior to any of the Company’s future indebtedness that expressly provides it is subordinated to the New Notes; (iii) effectively subordinated to all of the Company’s existing and future secured indebtedness (including indebtedness that is initially unsecured to which the Company subsequently grants security), to the extent of the value of the assets securing such indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other obligations of any of the Company’s subsidiaries. As of September 30, 2025, the Company had approximately $389.7 million in principal amount of other senior unsecured long-term debt outstanding.

Events of Default.....................................	For a discussion of events that will permit acceleration of the payment of the principal of the New Notes, see “Description of the New Notes-Events of Default” in this prospectus.
Indenture and Trustee...........................	The New Notes will be issued under an Indenture with U.S. Bank Trust Company, National Association, as Trustee, as supplemented by a supplemental indenture relating to the issuance of the New Notes.
Governing Law.......................................	The New Notes will be governed by and construed in accordance with the laws of the State of New York.

Sinking Fund...........................................	There is no sinking fund for the New Notes.
Form and Denomination........................	The New Notes will be issued as fully registered global notes which will be deposited with, or on behalf of, the DTC and registered, at the request of DTC, in the name of its nominee, Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. Beneficial interests in the global notes must be held in minimum denominations of $25 or any amount in excess thereof which is an integral multiple of $25.

Listing......................................................	We intend to list the New Notes on Nasdaq within 30 days of the Settlement Date under the trading symbol “NEWTO.”
Risk Factors............................................
An investment in the New Notes involves risks. You should carefully consider the information set forth in the sections entitled “Risk Factors” beginning on page 8 of this prospectus, as well as other information included or incorporated by reference in this prospectus before deciding whether to invest in the New Notes.

For additional information regarding the New Notes, please read “Description of the New Notes” in this prospectus.

Risk Factors

Your decision whether or not to participate in the Exchange Offer will involve risks. You should be aware of, and carefully consider, the following risk factors, along with all of the other information included or incorporated by reference in this prospectus, including the information included in the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025 before deciding whether to invest in the Notes.

Risks Related to Participation in the Exchange Offer

The consideration applicable to the Exchange Offer does not reflect any independent valuation of the Old Notes or the New Notes.

We have not obtained or requested a fairness opinion from any banking or other firm as to the fairness to eligible holders of the consideration applicable to the Exchange Offer or the relative values of the Old Notes. If you tender your Old Notes for exchange, you may or may not receive more or as much value as you would receive if you chose to keep them.

As the New Notes have a later maturity than the Old Notes, a holder who exchanges their Old Notes for New Notes may ultimately find that we are able to repay the Old Notes remaining outstanding following completion of the Exchange Offer when they mature, but are unable to repay or refinance the New Notes when they mature.

The New Notes that you are being offered have a later maturity than the Old Notes that you presently own and, if you decide to tender Old Notes, you will be exposed to our credit risk for a longer period of time than if you did not tender Old Notes. There can be no assurance that tendering holders of Old Notes will not be adversely affected by the extension of maturity resulting from exchanging Old Notes for New Notes.

Upon consummation of the Exchange Offer, holders who exchange their Old Notes will lose their rights under the Old Notes.

If you tender your Old Notes pursuant to the Exchange Offer and your Old Notes are accepted pursuant to the Exchange Offer, you will be giving up all of your rights as a noteholder, including, without limitation, rights to future payment of principal and interest on the Old Notes.

There are differences between the terms of the Old Notes and the New Notes.

Certain terms of the New Notes will be different from those of the Old Notes, and these differences may be significant. In particular, the Old Notes were issued when the Company was a BDC under the “1940 Act, and accordingly contain certain covenants and limitations that are customary for securities such as the Old Notes issued by BDC or that relate to requirements and restrictions applicable to companies registered (or that have elected to be regulated) under the 1940 Act. In 2023, the Company converted from a BDC to a financial holding company. The New Notes, like other notes issued by the Company after its conversion to a bank holding company, do not contain these provisions. See “Comparison of Rights of Securityholders” for more information regarding differences in the rights of holders between the Old Notes and the New Notes.

Holders of Old Notes should carefully review the terms of the New Notes and the Old Notes and consider the differences carefully.

The board of directors of the Company has not made a recommendation with regard to whether or not you should tender your Old Notes and participate in the Exchange Offer and has not obtained a third-party determination that the Exchange Offer is fair to the holders of the Old Notes.

The board of directors of the Company is not making a recommendation as to whether holders of the Old Notes should exchange their Old Notes pursuant to the Exchange Offer. The Company has not retained and does not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of this offer and/or preparing a report concerning the fairness of this offer to the holders of the Old Notes.

The Exchange Offer may be cancelled or delayed.

The Company has the right to terminate or withdraw at its sole discretion the Exchange Offer at any time and for any reason, including if any condition to the Exchange Offer is not satisfied prior to the Expiration Date. Even if the Exchange Offer is consummated, it may not be consummated on the schedule described in this prospectus. Accordingly, holders participating in the Exchange Offer may have to wait longer than expected to receive New Notes (or to have their Old Notes returned to them in the event the Company terminates the Exchange Offer), during which time such holders will not be able to effect transfers or sales of their Old Notes.

Risks to Holders of Old Notes that are Not Tendered or Not Accepted for Exchange

The liquidity of any trading market that currently exists for the Old Notes may be adversely affected by the Exchange Offer and holders of the Old Notes who fail to tender their Old Notes may find it more difficult to sell their Old Notes.

If a significant percentage of the Old Notes are exchanged in the Exchange Offer, the liquidity of the trading market for the Old Notes, if any, after the completion of the Exchange Offer may be substantially reduced. Any Old Notes exchanged will reduce the aggregate principal amount of Old Notes outstanding. As a result, the Old Notes may trade at a discount to the price at which they would trade if the Exchange Offer were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. The smaller outstanding aggregate principal amount of the Old Notes may also make the trading prices of the Old Notes more volatile. We cannot assure you that an active market in the Old Notes will exist or be maintained and we cannot assure you as to the prices at which the Old Notes may be traded if the Exchange Offer is consummated.

Failure to participate in the Exchange Offer may make it more costly for an investor that wishes to continue its investment in the Company’s notes.

The Old Notes will mature on February 1, 2026 and if you want to continue an investment in the Company’s, you would need to purchase existing outstanding series of notes in the market and would likely incur fees and costs that you would not incur if you participate in the Exchange Offer.

The Company expressly reserves the right to purchase any Old Notes that remain outstanding after the Expiration Date.

The Company expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Old Notes that remain outstanding after the Expiration Date through open market or privately negotiated transactions, one or more additional tender or Exchange Offers or otherwise, on terms that may differ from this Exchange Offer and could be for cash or other consideration, or to exercise any of its rights under the indenture that governs the Old Notes, as applicable.

Risks Related to the New Notes

The New Notes may be redeemed, at the Company’s option, and you may not be able to reinvest the proceeds in a comparable security.

The Company may, at its option, redeem the notes in whole or in part, at any time and from time to time on or after February 1, 2028. The Company may choose to redeem the New Notes at times when prevailing interest rates are relatively low and, as a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your New Notes being redeemed.

The New Notes are unsecured and effectively subordinated to any secured debt we may incur in the future, which would make the claims of holders of the Company’s secured debt senior to the claims of holders of the New Notes.

The New Notes will be unsecured. The New Notes will be effectively subordinated to all of the Company’s future secured indebtedness to the extent of the value of the Company’s securing such indebtedness. The holders of any secured indebtedness that the Company may have may foreclose on the Company’s assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured indebtedness. In the event of the Company’s bankruptcy, liquidation or similar proceeding, the holders of secured indebtedness that the Company may have would be entitled to proceed against their collateral, and that collateral would not be available for payment of unsecured indebtedness, including the New Notes.

The New Notes are the Company’s obligations and not obligations of the Company’s subsidiaries and will be structurally subordinated to the claims of the Company’s subsidiaries’ creditors.

The New Notes are exclusively the Company’s obligations and not those of the Company’s subsidiaries. The Company is a holding company that conducts substantially all of its operations through its bank and non-bank subsidiaries. As a result, its ability to make payments on the New Notes will depend primarily upon the receipt of dividends and other distributions from its subsidiaries. If the Company does not receive sufficient cash dividends and other distributions from its subsidiaries, it is unlikely that the Company will have sufficient funds to make payments on the New Notes.

The Company’s subsidiaries are separate and distinct legal entities. The Company’s subsidiaries have no obligation to pay any amounts due on the New Notes or to provide the Company with funds to pay the Company’s obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to the Company by the Company’s subsidiaries in the future will require the generation of future earnings by the Company’s subsidiaries and may require regulatory approval. There are various regulatory restrictions on the ability of Newtek Bank to pay dividends or make other payments to the Company, including those contained in Newtek Bank’s operating agreement with the OCC. See “Item 1. Business-Regulation and Supervision” in our 2024 Annual Report on Form 10-K incorporated by reference in this prospectus for a discussion of regulatory and other restrictions on dividend declarations. Limitations on the Company’s ability to receive dividends from its subsidiaries could have a material adverse effect on its liquidity and ability to pay dividends on its stock or interest and principal on its indebtedness.

In addition, the Company’s right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. Your ability as an investor in the New Notes to benefit indirectly from that distribution also will be subject to these prior claims.

The New Notes are not guaranteed by any of the Company’s subsidiaries. As a result, the New Notes will be structurally subordinated to all existing and future liabilities and obligations of the Company’s subsidiaries.

The Company and its subsidiaries may incur additional indebtedness that may adversely affect the Company’s ability to meet its financial obligations under the New Notes.

The terms of the Indenture and the New Notes do not limit the incurrence by the Company or its subsidiaries of additional indebtedness. The Company and its subsidiaries may incur additional indebtedness in the future, which could have important consequences to holders of the New Notes. For example, the Company may have insufficient cash to meet its financial obligations, including its obligations under the New Notes. Furthermore, the Company’s ability to obtain additional financing for the repayment of the notes, working capital, capital expenditures or general corporate purposes could be impaired. Additional indebtedness could make the Company more vulnerable to changes in general economic conditions and adversely affect the credit rating of the New Notes.

The terms of the Indenture and the New Notes provide only limited protection against significant corporate events that could adversely impact your investment in the New Notes and may not protect your investment if the Company experiences significant adverse changes in its financial condition or results of operations.

The Indenture under which we will issue the New Notes contains only limited restrictive covenants. Among other things, it does not:

•require the Company to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore, does not protect holders of the New Notes in the event that we experience significant adverse changes in our financial condition, results of operations or liquidity;

•limit our ability to incur additional indebtedness, including indebtedness that is equal in right of payment to the New Notes;

•limit our ability to pay dividends or engage in transactions with our affiliates;

•or limit our ability to issue or repurchase securities.

The Company’s ability to incur additional indebtedness, pay dividends, engage in transactions with affiliates, issue and repurchase securities and take a number of other actions that are not limited by the terms of the New Notes could negatively affect the value of the New Notes.

There is no existing trading market for the New Notes and, even if Nasdaq approves the listing of the New Notes, an active trading market for the New Notes may not develop, which could limit your ability to sell the New Notes and/or the market price of the New Notes.

The New Notes will be a new issue of debt securities for which there is no trading market. We intend to list the New Notes on Nasdaq within 30 days of the original issue date under the symbol “NEWTO.” However, there is no assurance that the New Notes will be approved for listing on Nasdaq. Moreover, even if the listing of the New Notes is approved, we cannot provide any assurances that an active trading market will develop or be maintained for the New Notes or that you will be able to sell your New Notes. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our credit ratings, if any, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in the New Notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the New Notes at any time at their sole discretion.

Accordingly, we cannot assure you that the New Notes will be approved for listing on Nasdaq, that a liquid trading market will develop or be maintained for the New Notes, that you will be able to sell your New Notes at a particular time or that the price you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading price for the New Notes may be adversely affected. Accordingly, you may be required to bear the financial risk of an investment in the New Notes for an indefinite period of time.

Ratings of the New Notes may not reflect all risks of an investment in the New Notes, and any decline or withdrawal of such ratings may adversely affect the value of the New Notes.

We expect that the New Notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the New Notes will primarily reflect the Company’s financial strength and will change in accordance with the rating of the Company’s financial strength. Any rating is not a recommendation to purchase, sell or hold the New Notes . These ratings do not correspond to market price or suitability for a particular investor. In addition, at any time ratings may be lowered or withdrawn in their entirety, and such a change could have an adverse effect on the price of the New Notes. The Company does not undertake any obligation to maintain the ratings or to advise holders of New Notes of any changes in ratings.

Our financial performance and other factors could adversely impact the Company’s ability to make payments on the New Notes.

The Company’s ability to make scheduled payments with respect to its indebtedness, including the New Notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The New Notes are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The New Notes are unsecured obligations of the Company. The New Notes are not savings accounts, deposits or other obligations of any of the bank or non-bank subsidiaries of the Company (including Newtek Bank) and are not insured by the FDIC or any other governmental agency.

Our focus primarily on smaller privately held borrowers involves risks and may present certain challenges, including a borrower’s dependence on the talents and efforts of a few key personnel and a potential greater vulnerability to economic downturns.

We lend primarily to smaller privately-owned companies. Lending to these types of companies involves a number of significant risks. Compared to larger publicly-owned companies, these small companies may be in a weaker financial position and experience wider variations in their operating results, which may make them more vulnerable to economic downturns. Typically, these companies need more capital to compete; however, their access to capital is limited and their cost of capital is often higher than that of their competitors. Our borrowers often face increased competition from larger companies with greater financial, technical and marketing resources and their success typically depends on the managerial talents and efforts of an individual or a small group of persons. Therefore, any loss of its key employees could affect such borrower’s ability to compete effectively and harm its financial condition. Further, some of these companies may conduct business in regulated industries that are susceptible to regulatory changes. These factors could impair the cash flow of such borrowers and result in other events, such as bankruptcy. These events could limit such borrower’s ability to repay its obligations to us, which may have an adverse effect on the return on, or the recovery of, our loans to these businesses. Deterioration in a borrower’s financial condition and prospects may be accompanied by deterioration in the value of the loan’s collateral.

USE OF PROCEEDS

The Company will not receive any proceeds from the exchange of the New Notes for Old Notes pursuant to the Exchange Offer.

CAPITALIZATION

The following table sets forth the unaudited capitalization of the Company and its consolidated subsidiaries as of September 30, 2025 on an actual basis and on an as adjusted basis assuming all $95.0 million aggregate principal amount of Old Notes are exchanged for New Notes in the Exchange Offer. On October 21, 2025, the Company entered into agreements with two institutional investors that were existing holders of the Old Notes to exchange $20.0 million in total principal amount of the Company’s Old Notes held by such investors for an equal principal amount of the Company’s 8.375% Fixed Rate Senior Notes due 2030 (the “2030 Notes”). Therefore, the “As Adjusted” column below also includes an adjustment to show the $50.0 million aggregate principal amount outstanding of the 2030 Notes. This table should be read in conjunction with the financial statements of the Company and its subsidiaries incorporated by reference herein.

	As of September 30, 2025
	Actual	As Adjusted
	(Unaudited)
	Amounts in thousands
LONG-TERM DEBT[1]
Senior Notes of the Company:
8.50% Fixed Rate Senior Notes due 2031 offered hereby......................................	$—	$95,000
8.375% Fixed Rate Senior Notes due 2030	30,000	50,000
8.625% Fixed Rate Senior Notes due 2029.............................................................	75,000	75,000
8.50% Fixed Rate Senior Notes due 2029...............................................................	71,808	71,808
8.000% Fixed Rate Senior Notes due 2028.............................................................	40,000	40,000
8.125% Fixed Rate Senior Notes due 2027.............................................................	50,000	50,000
5.500% Fixed Rate Senior Notes due 2026.............................................................	115,000	—
Notes payable - Securitization Trusts......................................................................	142,560	142,560
Advances from Federal Home Loan Banks............................................................	7,862	7,862
Other Long-Term Debt............................................................................................	226,738	226,738
TOTAL LONG-TERM DEBT..........................................................................	758,968	758,968
SHAREHOLDERS’ EQUITY
Series B Non-Cumulative Perpetual Preferred stock, par value $0.02 per share; 54 shares authorized, 50 shares issued and outstanding..........................................	48,181	48,181
Common stock, par value $0.02 per share; 199,980 shares authorized, 28,876 and 24,680 shares issued and outstanding, respectively.........................................	577	577
Additional paid-in capital........................................................................................	255,963	255,963
Retained earnings....................................................................................................	81,981	81,981
Accumulated other comprehensive loss, net...........................................................	5	5
TOTAL SHAREHOLDERS’ EQUITY......................................................	386,707	386,707
Total equity..................................................................................................	386,707	386,707
TOTAL CAPITALIZATION......................................................................	$2,399,099	$2,399,099

1    Long-term debt consists of debt with a maturity of one year or more at the time it is incurred. These amounts are             presented at the gross principal amounts outstanding and exclude unamortized debt issuance costs and purchase accounting adjustments.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of the Exchange Offer is to provide holders an opportunity to continue holding a series of NewtekOne’s outstanding notes following the maturity of the Old Notes.

Terms of the Exchange Offer

The Company is offering, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, to exchange $25 of principal amount of New Notes for each $25 of principal amount of validly tendered and not validly withdrawn Old Notes. The Company is offering to exchange any and all of the Old Notes validly tendered. However, the Exchange Offer is subject to the conditions described in this prospectus.

In addition, holders whose Old Notes are accepted for exchange pursuant to the Exchange Offer will receive a cash payment representing accrued and unpaid interest on their Old Notes to, but not including, the Settlement Date.

Old Notes must be tendered in minimum denominations of $25 and integral multiples of $25 in excess thereof. New Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof. We will not accept any Old Note that would result in the issuance of less than $25 principal amount of New Notes, or integral multiples of $25 in excess thereof to a tendering holder.

No alternative, conditional or contingent tenders will be accepted.

From time to time before or after the Expiration Date, we or our affiliates may acquire any Old Notes that are not tendered and accepted in the Exchange Offer or any New Notes issued in the Exchange Offer through open market purchases, privately negotiated transactions, tender offers, Exchange Offers, redemption or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the indentures governing the Old Notes and the New Notes), which with respect to the Old Notes may be more or less than the consideration to be received by participating holders in the Exchange Offer and, in either case, could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

As of the date of this prospectus, $95.0 million in aggregate principal amount of the Old Notes is outstanding. As of the date of this prospectus, there is one registered holder of the Old Notes, Cede & Co., Inc., the nominee of DTC, which holds the Old Notes for its participants. Only a holder of the Old Notes (or the holder’s legal representative or attorney-in-fact) may participate in the Exchange Offer.

The Company will accept Old Notes as validly tendered Old Notes when, as and if it has given oral or written notice of acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes. If you are the record owner of your Old Notes and you tender your Old Notes directly to the Exchange Agent, you will not be obligated to pay any charges or expenses of the Exchange Agent or any brokerage commissions. If you own your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders the Old Notes on your behalf, they may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. Except as set forth in the instructions to the letter of transmittal, transfer taxes, if any, on the exchange of Old Notes pursuant to the Exchange Offer will be paid by the Company.

None of the board of directors of the Company, the Dealer Manager, the Information Agent and the Exchange Agent has made a recommendation to any noteholder, and each is remaining neutral as to whether you should tender your Old Notes and participate in the Exchange Offer. You must make your own investment decision with regards to the Exchange Offer based upon your own assessment of the market value of the Old Notes, your liquidity needs and your investment objectives.

Minimum Tender Denominations and Fractions

Old Notes must be tendered in minimum denominations of $25 and integral multiples of $25 in excess thereof. New Notes will be issued in minimum denominations of $25 and integral multiples of $25 in excess thereof. We will not accept Old Notes that would result in the issuance of less than $25 principal amount of New Notes to a tendering holder. If, under the terms of the Exchange Offer, a tendering holder would be entitled to receive New Notes in a principal amount that is not an integral multiple of $25, we will round downward such principal amount of New Notes to the nearest integral multiple of $25 in excess thereof. This rounded amount will be the principal amount of New Notes you will receive. We will pay to such tendering holder an amount in cash (rounded to the nearest $0.01 with half a cent being rounded upwards) on the Settlement Date for any fractional portion of New Notes that such holder would otherwise be entitled to receive.

Expiration Date; Extensions; Amendments

The Expiration Date of the Exchange Offer will be January 9, 2026 at 5:00 p.m., New York City time, unless the Company, in its sole and absolute discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

The Company expressly reserves the right in its sole and absolute discretion at any time and from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Exchange Agent.

The prospectus, the letter of transmittal and other relevant materials are being mailed to record holders of Old Notes and furnished to brokers, dealers, commercial banks, trust companies and other nominees, appear on the noteholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Old Notes.

If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if it waives a material condition of the Exchange Offer, the Company will extend the Exchange Offer consistent with Rule 13e-4 under the Exchange Act. The SEC has taken the position that the minimum period during which an offer must remain open following material changes in the terms of the Exchange Offer or information concerning the Exchange Offer (other than a change in price or a change of more than two percent in percentage of securities sought, for which an extension of ten business days is required) will depend upon the facts and circumstances, including the relative materiality of the terms or information. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Company also expressly reserves the right (1) to delay acceptance for exchange of any Old Notes tendered pursuant to the Exchange Offer, regardless of whether any such Old Notes were previously accepted for exchange, and (2) at any time, or from time to time, to amend the Exchange Offer in any manner which would not adversely affect the holders of Old Notes. The Company’s reservation of the right to delay exchange of Old Notes that it has accepted for payment is limited by Rule 13e-4 under the Exchange Act, which requires that a bidder must pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of any offer. Any extension, delay in payment, or amendment will be followed as promptly as practicable by press release or public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which the Company may choose to make any public announcement, the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to GlobeNewswire.

Termination of the Exchange Offer

The Company reserves the right to terminate the Exchange Offer at any time prior to the completion of the Exchange Offer if any of the conditions under “—Conditions of the Exchange Offer” have not been satisfied, in its sole and absolute discretion, and not accept any Old Notes for exchange.

Conditions of the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange, or to exchange, Old Notes validly tendered (and not validly withdrawn) pursuant to the Exchange Offer, and may terminate, amend or extend the Exchange Offer, or delay or refrain from accepting for exchange, or exchanging, the Old Notes or transferring any offer consideration, if either (i) the minimum exchange condition shall not be satisfied or (ii) the registration statement of which this prospectus forms a part is not declared effective or a stop order suspending its effectiveness or a proceeding for that purpose is outstanding. The conditions set forth in this paragraph, including the minimum exchange condition may not be waived by us.

The Exchange Offer is also subject to the conditions that, at the Expiration Date, none of the following shall have occurred and be continuing which, regardless of the circumstances, makes it impossible or inadvisable to proceed with the Exchange Offer:

•there shall have been any action taken or threatened, or any action pending, by or before any local, state, federal or foreign government or governmental regulatory or administrative agency or authority or by any court or tribunal, domestic or foreign, or any statute, rule, regulation, judgment, order, stay, decree or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer, that (a) following consultation with counsel, in our reasonable judgment, would directly or indirectly prohibit or prevent, or materially restrict or delay, consummation of the Exchange Offer, (b) in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or (c) in our reasonable judgment, would materially impair the contemplated benefits of the Exchange Offer to us or be material to holders in deciding whether or not to tender their Old Notes in the Exchange Offer;

•there shall have occurred: (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets; (b) any significant change in the price of the Old Notes; (c) a material impairment in the trading market for debt or equity securities generally; (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (e) a declaration of a national emergency, acts of terrorism involving the United States or commencement of a war, armed hostilities or other national or international crisis or public health event including a pandemic directly or indirectly involving the United States; (f) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event that, in the reasonable judgment of the Company and the Company, would materially and adversely affect the nature or extension of credit by banks or other financial institutions; (g) any significant change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor (whether or not mandatory); or (h) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, in our reasonable judgment, a material acceleration, escalation or worsening thereof;

•there shall have existed, following consultation with counsel, in our reasonable judgment, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which the Company is a party or by which it is bound) to the acceptance for exchange of, or payment for, any of the Old Notes; or

•the Trustee shall have objected in any respect to or taken action that could, in our sole judgment, adversely affect the consummation of the Exchange Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Exchange Offer or the acceptance of, or payment for, some or all of the Old Notes pursuant to the Exchange Offer.

These conditions are for our benefit and may be asserted by us or, except or otherwise expressly provided, may be waived by us, including any action or inaction by us giving rise to any condition, or, except or otherwise expressly provided, may be waived by us, in whole or in part, at any time and from time to time, in our sole discretion. Under the Exchange Offer, if any of these events occur, subject to the termination rights described above, we may (i) return Old Notes tendered thereunder to you, (ii) extend the Exchange Offer and retain all Old Notes tendered thereunder until the expiration of such extended offer, or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law.

We have not made a decision as to what circumstances would lead us to waive any condition that may be waived, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders notice of such amendments as may be required by applicable law.

Consequences of Failure to Tender Old Notes

The following considerations, in addition to the other information contained or incorporated by reference in the prospectus, should be considered carefully prior to determining whether or not to tender Old Notes.

Adverse Effects on Trading Markets for the Old Notes

Any Old Notes not exchanged in the Exchange Offer will remain outstanding following consummation of the Exchange Offer, which will result in smaller trading markets for each of the Old Notes and the New Notes, which may cause such markets to be less liquid and more sporadic than the existing single market for the Old Notes, and market prices for the Old Notes and New Notes may fluctuate significantly depending on the volume of trading in such notes. The Old Notes mature on February 1, 2026. If you do not participate in this Exchange Offer it is expected that your Old Notes will be repaid by the Company on the maturity date.

Other Purchases of the Old Notes

From time to time after the expiration time, or after termination or withdrawal of the Exchange Offer, the Company or its respective affiliates may acquire any Old Notes that are not tendered pursuant to the Exchange Offer through open-market purchases, privately negotiated transactions, tender offers, Exchange Offers or otherwise, upon such terms and at such prices as the Company may determine (or as may be provided in the indentures), which may be more or less than the price to be paid pursuant to the Exchange Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or their respective affiliates will choose to pursue in the future.

Procedures for Tendering Notes

The tender of a noteholder’s Old Notes described below and the acceptance of tendered Old Notes by the Company will constitute a binding agreement between the tendering noteholder and the Company upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal. Except as described below, a noteholder who wishes to tender Old Notes must tender either through ATOP, and follow the procedures for book-entry transfer described below, or by signing and returning the letter of transmittal, including all other documents required by the letter of transmittal. We do not intend to permit tenders of Old Notes by guaranteed delivery procedures. All Old Notes not exchanged for New Notes in response to the Exchange Offer will be returned to the tendering noteholders at our expense as promptly as practicable following the Expiration Date.

THE METHOD OF DELIVERY OF NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE NOTEHOLDER. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE NOTEHOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

To effectively tender Old Notes held through DTC, DTC participants should electronically transmit through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message (as defined below) to the Exchange Agent for its acceptance. Delivery of tendered outstanding Old Notes held through DTC must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below. The term “Agent’s Message” means a message transmitted by DTC, received by the Exchange Agent which states that DTC has received an express acknowledgement from the DTC participant tendering Old Notes that such DTC participant has received and agrees to be bound by the terms of the Exchange Offer as set forth in this prospectus and the letter of transmittal and that we may enforce such agreement against such participant.

Delivery of the Agent’s Message by DTC may be done in lieu of execution and delivery of a letter of transmittal by the participant identified in the Agent’s Message. Accordingly, the letter of transmittal need not be completed by a holder tendering through ATOP.

The Exchange Agent will establish one or more accounts with respect to the outstanding Old Notes at DTC for purposes of the Exchange Offer. Any financial institution that is a participant in DTC may make book-entry delivery of their outstanding Old Notes by causing DTC to transfer their outstanding Old Notes to the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. DTC will then send an Agent’s Message to the Exchange Agent. Although delivery of outstanding Old Notes may be effected through book-entry at DTC, the letter of transmittal, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, plus, in any case, all other required documents, must be transmitted to and received by the Exchange Agent at one or more of its addresses set forth in this prospectus prior to 5:00 p.m., New York City time, on the Expiration Date.

Each signature on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, unless the Old Notes surrendered for exchange with that letter of transmittal are tendered (1) by a registered holder of the Old Notes who has not completed either the box entitled “Special Exchange Instructions” or the box entitled “Special Delivery Instructions” in the letter of transmittal, or (2) for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, each known as an eligible institution. In the event that a signature on a letter of transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, the guarantee must be by an eligible institution. If the letter of transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must either (1) be endorsed by the registered holder, with the signature guaranteed by an eligible institution, or (2) be accompanied by a bond power, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder, with the signature guaranteed by an eligible institution. The term “registered holder” as used in this paragraph with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the registrar for the Old Notes.

All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion. The Company’s determination will be final and binding. The Company and the Exchange Agent reserve the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the acceptance of which might, in the Company’s judgment or in the judgment of the Exchange Agent or their counsel, be unlawful. The Company and the Exchange Agent also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any noteholder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the letter of transmittal and the instructions) by the Company will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within the period of time the Company determines. The Company and the Exchange Agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but will not incur any liability for failure to give the notification. The Company will not deem Old Notes tendered until irregularities have been cured or waived.

If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, the signatory should so indicate when signing, and, unless waived by the Company, submit proper evidence of the person’s authority to so act, which evidence must be satisfactory to the Company in its sole discretion.
Any beneficial owner of the Old Notes whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender directly, the beneficial owner must, prior to completing and executing the letter of transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in the beneficial owner’s name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the Exchange Offer, and assuming the Company has not previously elected to terminate the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue the New Notes promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given written notice to the Exchange Agent.

The Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer (other than the conditions enumerated above under “—Conditions of the Exchange Offer “). If any tendered Old Notes are not accepted for any reason, those unaccepted Old Notes will be returned without expense to the tendering noteholder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange in the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

•a timely book-entry confirmation of such Old Notes into the Exchange Agent’s account at the DTC book-entry transfer facility; and

•an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system.

Compliance with “Short Tendering” Rule

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender Old Notes for his own account unless the person so tendering (a) has a net long position equal to or greater than the aggregate principal amount at maturity of the Old Notes being tendered and (b) will cause such Old Notes to be delivered in accordance with the terms of the Exchange Offer. Rule 14e-4 provides a similar restriction applicable to a tender or guarantee of a tender on behalf of another person.

A tender of Old Notes in the Exchange Offer under any of the procedures described above will constitute a binding agreement between the tendering holder and us with respect to the Exchange Offer upon the terms and subject to the conditions of the Exchange Offer, including the tendering holder’s acceptance of the terms and conditions of the Exchange Offer, as well as the tendering holder’s representation and warranty that (a) such holder has a net long position in the Old Notes being tendered pursuant to the Exchange Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Old Notes complies with Rule 14e-4.

Withdrawal and Revocation Rights

Tenders of the Old Notes may be withdrawn by delivery of a written notice to the Exchange Agent, at its address listed on the back cover page of this prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any notice of withdrawal must (1) specify the name of the person having deposited the Old Notes to be withdrawn, (2) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of the Old Notes, as applicable), and (3) be signed by the noteholder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered and must be guaranteed by an eligible institution. Any questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole and absolute discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the noteholder without cost to the noteholder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described under “—Procedures for Tendering Notes” at any time on or prior to the Expiration Date.

Dealer Manager, Exchange Agent and Information Agent

The Company has selected Lucid Capital Markets, LLC to act as the dealer manager in connection with the Exchange Offer, Alliance Advisors to act as the Information Agent and U.S. Bank Trust Company, National

Association to act as the Exchange Agent, each of which will receive customary fees for its services. The Company has agreed to reimburse each of the Dealer Manager, the Exchange Agent and the Information Agent for its respective reasonable out-of-pocket expenses and to indemnify it against certain liabilities, including liabilities under federal securities laws and to contribute to payments that they may be required to make in respect thereof. No fees or commissions have been or will be paid by the Company to any broker, dealer or other person, other than the Dealer Manager, the Exchange Agent and the Information Agent in connection with the Exchange Offer.

Any holder that has questions concerning the terms of the Exchange Offer may contact the Dealer Manager at its address and telephone number set forth on the back cover of this prospectus. Questions and requests for assistance or additional copies of this prospectus may be directed to the Information Agent at its address and telephone number set forth on the back cover of this prospectus. Holders of Old Notes or New Notes may also contact their broker, dealer, custodian bank, depository, trust company or other nominee for assistance concerning the Exchange Offer.

The Dealer Manager may contact holders of Old Notes or New Notes, as applicable, regarding the Exchange Offer and may request brokers, dealers, custodian banks, depositories, trust companies and other nominees to forward this prospectus and related materials to beneficial owners of Old Notes. With respect to jurisdictions located outside of the United States, the Exchange Offer may be conducted through affiliates of the Dealer Manager that are registered and/or licensed to conduct the Exchange Offer in such jurisdictions. The customary mailing and handling expenses incurred by brokers, dealers, custodian banks, depositories, trust companies and other nominees forwarding material to their customers will be paid by us.

The Dealer Manager and its respective affiliates have provided from time to time, and may provide in the future, commercial banking and investment advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and expenses.

In the ordinary course of their businesses, the Dealer Manager or its affiliates may at any time hold long or short positions, and may trade for their own accounts or the accounts of customers, in debt or equity securities issued or guaranteed by the Company and its subsidiaries and affiliates, including any of the Old Notes or New Notes and, to the extent that the Dealer Manager or its affiliates own Old Notes during the Exchange Offer, they may tender such notes pursuant to the terms of the Exchange Offer. The Dealer Manager and its affiliates may from time to time in the future engage in future transactions with the Company and its subsidiaries and affiliates and provide services to them in the ordinary course of their respective businesses.

In connection with this Exchange Offer or otherwise, the Dealer Manager may purchase and sell Old Notes or New Notes in the open market. These transactions may include covering transactions and stabilizing transactions. Any of these transactions may have the effect of preventing or retarding a decline in the market prices of the Old Notes and/or the New Notes. They may also cause the prices of the Old Notes and/or New Notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The Dealer Manager may conduct these transactions in the over-the-counter market or otherwise. If the Dealer Manager commences any of these transactions, it may discontinue them at any time.

Fees and Expenses

Fees and expenses in connection with the Exchange Offer, if all outstanding amounts are tendered and accepted, are estimated to be approximately $1,452,500, including SEC filing fees and the fees of the Exchange agent, the Dealer Manager, the Information Agent, the financial printer, counsel, accountants and other professionals.

Appraisal Rights

There are no dissenter’s rights or appraisal rights with respect to the Exchange Offer.

Regulatory Approvals

The Company may not complete the Exchange Offer until the registration statement, of which this prospectus is a part, is declared effective by the SEC under the Securities Act. We are not aware of any other material regulatory approvals necessary to complete the Exchange Offer.

DESCRIPTION OF THE NEW NOTES

The following summary description sets forth certain terms and provisions of the New Notes. Because this description is a summary, it does not describe every aspect of the New Notes. The following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to all of the provisions of the New Notes and the Indenture, including the definitions therein.

The Base Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should refer to the Trust Indenture Act for provisions that apply to the New Notes.

General
The New Notes will be issued under the indenture, dated as of August 31, 2023 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), as supplemented by the fourth supplemental indenture (the “Fourth Supplemental Indenture”) to be dated as of the Settlement Date (collectively, the “Indenture”). This Description of the New Notes is subject to and qualified in its entirety by reference to the Indenture and the forms of the New Notes. Any capitalized terms used but not defined herein will have the meanings assigned to them in the Indenture. The New Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC, as depositary, in minimum denominations of $25 or any amount in excess thereof that is an integral multiple of $25. See “Book-Entry Issuance-Book-Entry System.”

The New Notes will be the senior unsecured obligations of NewtekOne. There is no sinking fund for the New Notes. No recourse will be had for the payment of principal of or interest on any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director as such, past, present or future, of NewtekOne or of any successor person. The New Notes will not contain any provision that would provide protection to the holders of the New Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring of NewtekOne or its subsidiaries or significant sales of NewtekOne capital stock by holders of such stock or any other event involving NewtekOne or its subsidiaries that may adversely affect the credit quality of NewtekOne.

The New Notes are not savings accounts, deposits or other obligations of any of the Company’s bank or non-bank subsidiaries and are not insured by the FDIC or any other government agency or insurer

Principal Amount; Maturity and Interest

The Company is offering up to aggregate principal amount of $95.0 million of New Notes hereby, representing the maximum aggregate principal amount of Old Notes that could be exchanged for New Notes in the Exchange Offer. The New Notes will mature on February 1, 2031.

The New Notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars. The New Notes do not have the benefit of a sinking fund.

Interest will be paid to the person in whose name a New Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related date an interest payment is due with respect to such New Note; provided that if the New Notes are global notes held by DTC, the record date for such New Notes will be the close of business on the Business Day preceding the applicable interest payment date; provided further that interest payable on the maturity of the principal of the New Notes or (subject to the exceptions described under the heading “-Optional Redemption of the New Notes”) any redemption date will be paid to the person to whom principal is paid.

Interest on the New Notes will accrue from and including the Settlement Date or from and including the most recent interest payment date (whether or not such interest payment date was a Business Day) for which interest has been paid or provided for with respect to the New Notes to, but excluding, the next interest payment date, redemption date or the maturity date, as the case may be. Each of these periods is referred to as an “interest period” for the New Notes. However, interest not punctually paid or duly made available for payment, if any, will be paid instead to the person in whose name the New Note is registered on a special record date rather than on the regular record date.

If any interest payment, any redemption date or the maturity date falls on a day that is not a Business Day, then payment of any interest, principal or premium payable on such date will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest or other payment will accrue as a result of such delay.

For purposes of this “Description of the New Notes” section, the term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law or executive order to close in The City of New York or on which the Corporate Trust office of the Trustee is closed for business.

Interest Rate Periods

During the period from, and including, the Settlement Date, the New Notes will bear interest at the rate of 8.50% per annum. Such interest will be payable quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2026 and ending on the maturity date. The New Notes will mature on February 1, 2031. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

No Additional Amounts

In the event that any payment on the New Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the notes for Non-U.S. Holders, see “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders.”

Optional Redemption of the New Notes

The New Notes will be redeemable at the Company’s option, in whole or in part, at any time and from time to time, on or after February 1, 2028, upon not less than 15 days nor more than 60 days written notice to holders prior to the date fixed for redemption thereof, at a redemption price of 100% of the outstanding principal amount of the New Notes to be redeemed plus accrued and unpaid interest payments otherwise payable thereon for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption. The Company must provide notice to the Trustee of any redemption no later than 5 days prior to when notice is sent to holders, unless some shorter period is reasonably agreed to by the Company and the Trustee.

If the New Notes are held in book-entry form through DTC, the Company may provide notice in any manner permitted or required by DTC.

Prior to any redemption date, the Company will deposit with the Trustee or a paying agent an amount of money sufficient to pay the redemption price of, and (except if the redemption date is an interest payment date) accrued interest on, the New Notes which are to be redeemed on such date.

Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the New Notes called for redemption. If fewer than all of the New Notes of any series are to be redeemed, the particular New Notes to be redeemed will be selected by the Company, not more than 60 days prior to the redemption date, from the outstanding New Notes not previously called for redemption, in compliance with the policies and procedures of the Trustee and the requirements of the DTC, as applicable, provided that the unredeemed portion of the principal amount of any New Note will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such New Note.

In addition, the Company may at any time purchase New Notes by tender, in the open market or by private agreement, subject to applicable law.

The New Notes will not be subject to repayment at the option of the holder at any time prior to the maturity date and will not be entitled to any sinking fund.

Ranking of the New Notes

The New Notes will be the senior unsecured obligations of the Company and will rank equally in right of payment with any other existing or future senior unsecured obligations (including the Old Notes that are not exchanged in the Exchange Offer and the Company’s 8.125% Fixed Rate Senior Notes due 2027, 8.00% Fixed Rate Senior Notes due 2028, 8.50% Fixed Rate Senior Notes due 2029, 8.625% Fixed Rate Senior Notes due 2029 and 8.375% Fixed Rate Senior Notes due 2030).

As of September 30, 2025, the Company had approximately $389.7 million in principal amount of other senior unsecured long-term indebtedness outstanding. The New Notes will be effectively subordinated to all of the Company’s future secured indebtedness to the extent of the value of the Company’s assets securing such indebtedness. The Company is a holding company that conducts substantially all of its operations through its bank and non-bank subsidiaries. The Company’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the New Notes or to provide the Company with funds to pay the Company’s obligations, whether by dividends, distributions, loans or other payments.

In addition, any dividend payments, distributions, loans or advances to the Company by the Company’s subsidiaries in the future will require the generation of future earnings by the Company’s subsidiaries and may require regulatory approval. There are various regulatory restrictions on the ability of Newtek Bank to pay dividends or make other payments to the Company, including those contained in Newtek Bank’s operating agreement with the OCC. See “Item 1. Business-Regulation and Supervision” in the Company’s most recent Annual Report on Form 10-K incorporated by reference in this prospectus for a discussion of regulatory and other restrictions on dividend declarations.

The Company’s right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. The New Notes are the Company’s obligations and not those of the Company’s subsidiaries and, as such, will be structurally subordinated to all of the existing and future indebtedness and other liabilities of the Company’s subsidiaries.

The New Notes will be senior in right of payment to any unsecured and subordinated indebtedness of the Company that is subordinated in right of payment to the New Notes.

Events of Default; Waivers

The following events will be “Events of Default” with respect to the New Notes:

•Default for 30 days in any interest payment in respect of the New Notes;

•Default in any principal or premium payment at maturity of the New Notes;

•Default in the deposit of any sinking fund when and as due by the terms of the New Notes;

•Default in the performance or breach of any covenant or warranty of the Company in the Indenture for 90 days after the receipt of a notice of default;

•Default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $8,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), such indebtedness having been discharged or such acceleration having been rescinded or annulled; provided, that for purposes of the Indenture, the term “indebtedness” shall not include any indebtedness or obligations of subsidiaries of the Company that is guaranteed by the Company; and

•Bankruptcy, insolvency or reorganization of the Company.

If an Event of Default relating to the New Notes has occurred and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of such series may declare the principal amount of the New Notes to be due and payable immediately. No such declaration is required, however, with respect to an Event of Default triggered by bankruptcy, insolvency or reorganization. Subject to certain conditions, this declaration may be annulled by the holders of a majority in principal amount of the Notes. In addition, the holders of a majority in principal amount of New Notes of all affected series (voting as one class except in the case of Events of Default regarding a default in any principal, premium or interest payment or deposit of any sinking fund, as to which each series so affected will vote as a separate class) may waive any past default with respect to the Notes of such series. The Trustee shall not be deemed to have knowledge or notice of the occurrence of any default or event of default, unless a responsible trust officer of the Trustee shall have received written notice from the Company or a holder describing such default or event of default and stating that such notice is a notice of default or event of default.

Modification and Waiver

Without the consent of any holders of any New Notes, the Company, when authorized by a board resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes:

•to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the New Notes; or

•to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities, including the New Notes (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred upon the Company pursuant to the Indenture; or

•to add any additional Events of Default for the benefit of the holders of all or any series of debt securities (and if such additional Events of Default are to be for the benefit of less than all series of debt securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series); or

•to add to or change any of the provisions of the Indenture to such extent as will be necessary to permit or facilitate the issuance of debt securities, including the New Notes, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of New Notes in uncertificated form; or

•to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of debt securities under the Indenture, provided that any such addition, change or elimination (i) will neither (A) apply to any such securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such securities with respect to such provision or (ii) will become effective only when there is no such securities outstanding; or
•to secure the New Notes or provide for guarantees of the New Notes; or

•to establish the form or terms of debt securities of any series under the Indenture as permitted pursuant thereto; or

•to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the debt securities of one or more series, including the Notes, and to add to or change any of the provisions of the Indenture as will be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or

•to comply with any requirements of the SEC in connection with qualifying the Indenture under the Trust Indenture Act; or

•to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein; or

•to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the Indenture; provided that any such action will not adversely affect the interests of the holders of securities of any series in any material respect; or

•to make provisions with respect to conversion or exchange rights of holders of securities of any series; or
•to add, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of securities; or

•to conform the terms of the New Notes or the Indenture with the description set forth in this prospectus or with the requirements of the Trust Indenture Act; or

•to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this clause will not adversely affect the interests of the holders of debt securities of any series, including the New Notes, in any material respect.

With the consent of the holders of not less than a majority in principal amount of the outstanding notes of each series affected by such supplemental indenture, by act of such holders delivered to the Company and the Trustee, the Company, when authorized by a board resolution, and the Trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of notes of such series under the Indenture; provided, however, that no such supplemental indenture will, without the consent of the holder of each outstanding note affected thereby:

•change the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of any note which would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture, adversely affect any right of repayment at the option of the holder of any security, or change any place of payment where any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or

•reduce the percentage in principal amount of the outstanding notes of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture, or

•modify any of the provisions specified in this paragraph or certain provisions of the Indenture relating to waivers of past defaults and waivers of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of debt securities of any other series.

In connection with any modification, amendment, supplement or waiver in respect of the Indenture or the New Notes, we must deliver to the Trustee an officers’ certificate and an opinion of counsel, each stating (i) that such modification, amendment, supplement or waiver is authorized or permitted pursuant to the terms of the indenture and the notes, and (ii) that all related conditions precedent to such modification, amendment, supplement or waiver have been complied with; and (iii) that such supplemental indenture will be valid and binding upon the Company in accordance with its terms.

Consolidation, Merger and Sale of Assets

The Indenture provides that the Company may not consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to another person or permit any person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company unless: (i) in case the Company will consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to another person, the person formed by the consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases the properties and assets of the Company substantially as an entirety, (a) is a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (b) expressly assumes by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed; and (ii) immediately after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing under the Indenture, and the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel as required by the indenture.

Certain Restrictive Covenants

Sale or Issuance of Voting Stock of the Bank

The Indenture will provide that the Company may not effect a Sale of the Bank.
For such purposes:

“Sale of the Bank” means (i) the sale, transfer, lease or conveyance by the Company, or an issuance of stock by the Material Bank Subsidiary, in either case resulting in ownership by the Company of securities that provides it with less than 80% of the Material Bank Subsidiary’s outstanding voting equity securities, calculated on the basis of voting power; provided, that, a merger of the Company or the conveyance, transfer or lease of all or substantially all of the Company’s properties and assets will not constitute a Sale of the Bank so long as the Company satisfies the conditions described under the heading “- Consolidation, Merger and Sale of Assets” or (ii) the lease, sale, assignment or transfer of all or substantially all of the Material Bank Subsidiary’ properties and assets to any person (other than the Company) in a single transaction or series of related transactions, unless, upon such lease, sale, assignment or transfer, the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of that person.

“Voting Stock” means stock which ordinarily has voting power for the election of directors, managers, trustees or equivalent of such corporation, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Material Bank Subsidiary” for purposes of the Indenture means Newtek Bank, National Association or any successor thereof and any other subsidiary of the Company that (x) is a “bank” as defined in Section 3 of the Federal Deposit Insurance Act and (y) that has consolidated assets equal to 30% or more of the Company’s consolidated assets.

Limitation Upon Liens on Certain Capital Stock

The Indenture will provide that the Company will not create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money upon any shares of Voting Stock of a Material Bank Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of such Voting Stock), directly or indirectly (except for directors’ qualifying shares), without making effective provision whereby the New Notes will be equally and ratably secured with any and all such indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Material Bank Subsidiary subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of Voting Stock of a Material Bank Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would not continue to own at least 80% of the issued and outstanding Voting Stock of a Material Bank Subsidiary; provided, however, that, notwithstanding the foregoing, the Company may incur or suffer to be incurred or to exist upon such capital stock:

(1) liens upon any such shares of Voting Stock to secure indebtedness of the Company or a Material Bank Subsidiary as part of the purchase price of such shares of Voting Stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

(2) liens for taxes, assessments or other government charges or levies (A) which are not yet due or payable without penalty, (B) which the Company is contesting in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in accordance with generally accepted accounting principles or (C) which secure obligations of less than $1,000,000 in amount.;

(3) lien of any judgment, if that judgment (A) is discharged, or stayed on appeal or otherwise, within 60 days, (B) is currently being contested in good faith by appropriate proceedings so long as the Company has set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (C) involves claims of less than $1,000,000; or

(4) any pledge or lien on the Voting Stock of a Material Bank Subsidiary to secure a loan or other extension of credit by a Material Bank Subsidiary.

In case the Company proposes to create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of Voting Stock of a Material Bank Subsidiary (or securities convertible into, or options, warrants or rights to subscribe or purchase shares of such Voting Stock), directly or indirectly, other than as permitted by the Indenture, the Company will give prior written notice to the Trustee, and will prior to or simultaneously with such pledge, encumbrance or lien, by a future supplemental indenture delivered to the Trustee, in form satisfactory to it, effectively secure all the Notes equally and ratably with such indebtedness, by pledge, encumbrance or lien of such Voting Stock. Such supplemental indenture must contain the provisions, concerning the possession, control, release and substitution of encumbered and pledge property and securities and other appropriate matters which are required or permitted by the Trust Indenture Act (as in effect at the date of execution of such supplemental indenture) to be included in a secured indenture qualified under the Trust Indenture Act and may also contain such additional and mandatory provisions permitted by the Trust Indenture Act as the Company will deem advisable or appropriate.

Waiver of Covenants

The Company may omit in any particular instance to comply with any term, provision or condition described under headings “-Sale or Issuance of Voting Stock of the Bank” and “-Limitation Upon Liens on Certain Capital Stock” with respect to the New Notes if before the time for such compliance, the Holders of at least a majority in principal amount of the New Notes outstanding, by act of such Holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition, but no such waiver will extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver becomes effective, the obligations of the Company and the rights and protections of the Trustee in respect of any such term, provision or condition will remain in full force and effect.

Trustee

The Notes will be issued under the Base Indenture as supplemented by the Fourth Supplemental Indenture by and between us and U.S. Bank Trust Company, National Association, as Trustee. U.S. Bank Trust Company, National Association, in each of its capacities, including without limitation as trustee, security registrar, and paying agent, assumes no responsibility for the accuracy or completeness of the information contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Defeasance and Discharge

The defeasance provisions of the Indenture will apply to the New Notes. The “defeasance” provisions of the Indenture provide that the Company may terminate some of the Company’s obligations with respect to any series of Notes by depositing with the Trustee as trust funds a combination of money and U.S. government obligations sufficient to pay the principal of or premium, if any, and interest on, the securities of such series as they come due. Defeasance is permitted only if, among other things, the Company delivers to the Trustee an officers’ certificate and opinion of counsel on the terms described in the Indenture.

The Indenture also provides that the Company is entitled to cause the Indenture to cease to be of further effect (a “satisfaction and discharge”), with certain limited exceptions, if (i) either (a) all securities under the Indenture, with certain exceptions, have been delivered to the Trustee for cancellation or (b) all such securities not delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their stated maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee and the Company (in the case of (x), (y), or (z) above) has deposited or caused to be deposited with the Trustee as trust funds money sufficient to pay the principal of or premium, if any, and interest on, such securities as they come due or are to be redeemed, (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company and (iii) the Company has delivered the Trustee an officers’ certificate and opinion of counsel stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Further Issuances

The amount of notes the Company can issue under the Indenture is unlimited. The Company will issue New Notes in the initial aggregate principal amount of the Old Notes that are tendered for exchange in the Exchange Offer. However, the Company may, without your consent and without notifying you, create and issue further notes, which notes may be consolidated and form a single series with the series of Notes offered by this prospectus and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Notices

Notices to holders of Notes will be given by first-class mail to the addresses of such holders as they appear in the note register. Where notices are to be provided to a holder of a global security, the notice will be deemed sufficiently given if provided to the depositary for such security pursuant to its applicable procedures.

Governing Law

The New Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Miscellaneous

The Company or our affiliates may from time to time purchase any of the Notes that are then outstanding by tender, in the open market or by private agreement.

COMPARISON OF RIGHTS OF SECURITYHOLDERS

The terms of the Old Notes and New Notes contain certain differences that affect your rights as a holder. The Old Notes contain certain restrictions and covenants related to the Company’s former status as a BDC, whereas the New Notes contain certain restrictions and covenants related to its status as a financial holding company. The following is a summary comparison of select material terms of the Old Notes and the New Notes that differ. The New Notes will be issued under the Base Indenture, as supplemented by the Fourth Supplemental Indenture (solely for purposes of this section, the Indenture is referred to as the “New Notes Indenture”). The Old Notes were issued under a base indenture, dated as of September 23, 2015, between the Company and the Trustee, as supplemented by the seventh supplemental indenture between the Company and the Trustee in respect of the Old Notes (the “Old Notes Indenture”). This summary does not purport to be complete and is qualified in its entirety by reference to the Old Notes Indenture and the Indenture, respectively. Copies of those indentures are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the Information Agent upon request.

The Old Notes represent, as of the date of this prospectus, the only debt securities issued and currently outstanding under the Old Notes Indenture.

Terms used in the comparison of the Old Notes and the New Notes below and not otherwise defined in this prospectus have the meanings given to those terms in the Old Notes Indenture and the Indenture, as applicable. Article and section references in the descriptions of the notes below are references to the applicable indenture under which such notes were or will be issued.

	Old Notes	New Notes
Events of Default
Section 5.1 of the Old Notes Indenture:

“Event of Default”, wherever used in the Old Notes Indenture with respect to any particular series of Securities, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), unless it is either inapplicable to a particular series or is specifically deleted or modified in or pursuant to the supplemental indenture or a Board Resolution establishing such series of Securities or is in the form of Security for such series:
(1)default in the payment of any interest upon any Security of that series when such interest becomes due and payable, and continuance of such default for a period of 30 days; or
(2)default in the payment of the principal of (or premium, if any, on) any Security of that series when it becomes due and payable at its Maturity, and continuance of such default for a period of 5 days; or
(3)default in the deposit of any sinking fund payment, when and as due by the terms of any Security of that series, and continuance of such default for a period of 5 days; or
(4)default in the performance, or breach, of any covenant or agreement of the Company in the Old Notes Indenture with respect to any Security of that series (other than a covenant or agreement a default in whose performance or whose breach is elsewhere in this Section specifically dealt with or which has expressly been included in the Old Notes Indenture solely for the benefit of a series of Securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Old Notes Indenture;

Section 5.1 of the New Notes Indenture

Pursuant to Section 5.1 of the Base Indenture, “Events of Default” or “Event of Default” means any one of the following events:

“Events of Default”, wherever used in the New Notes Indenture with respect to Securities of any series, means any one of the following events (whatever the reason for such Event of Default, whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):
(1)default in the payment of any interest upon any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days; or
(2)default in the payment of all or any part of the principal of (or premium, if any, on) the Securities of that series at its Maturity; or
(3)default in the deposit of any sinking fund or analogous payment, when and as due by the terms of the Securities of that series; or
(4)default in the performance or breach of any covenant or warranty of the Company in the New Notes Indenture (other than a covenant or warranty which has expressly been included in the New Notes Indenture solely for the benefit of a series of Securities other than that series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the New Notes Indenture; or

Old Notes	New Notes

(5)the Company, pursuant to or within the meaning of any Bankruptcy Law:
(A) commences a voluntary case or proceeding under any Bankruptcy Law,
(B) consents to the commencement of any bankruptcy or insolvency case or proceeding against it, or files a petition or answer or consent seeking reorganization or relief against it,
(C) consents to the entry of a decree or order for relief against it in an involuntary case or proceeding,
(D) consents to the filing of such petition or to the appointment of or taking possession by a Custodian of the Company or for all or substantially all of its property, or
(E) makes an assignment for the benefit of creditors, or admits in writing of its inability to pay its debts generally as they become due or takes any corporate action in furtherance of any such action; or
(6)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A) is for relief against the Company in an involuntary case or proceeding, or
(B) adjudges the Company bankrupt or insolvent, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, or
(C) appoints a Custodian of the Company or for all or substantially all of its property, or
(D) orders the winding up or liquidation of the Company,
and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or
(7)if, pursuant to Sections 18(a)(1)(c)(ii) and 61 of the Investment Company Act of 1940, as amended, on the last business day of each of twenty-four consecutive calendar months Securities of that series shall have an asset coverage (as such term is used in the Investment Company Act of 1940) of less than 100 per centum, giving effect to any exemptive relief granted to the Company by the Commission;
(8) any other Event of Default provided with respect to Securities of that series.

(5)the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petitions seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or substantially all of its assets, or ordering the winding up or liquidation of the affairs of the Company, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or
(6)the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or substantially all of its assets, or to an order for the winding up or liquidation of the affairs of the Company; or

Old Notes	New Notes

(7)any other Event of Default as provided in Section 3.1 with respect to Securities of that series.

The Fourth Supplemental Indenture also amends and modifies Section 3.1 and Section 5.1 of the New Notes Indenture as follows

In addition, the Fourth Supplemental Indenture provides that an “Event of Default” shall occur upon the default by the Company under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $8,000,000, whether such indebtedness now exists or is created or incurred in the future, which default (i) constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period or (ii) results in such indebtedness becoming due or being declared due and payable prior to the date on which it otherwise would have become due and payable without, in the case of clause (i), such indebtedness having been discharged or, in the case of clause (ii), such indebtedness having been discharged or such acceleration having been rescinded or annulled; provided that, for purposes of the New Notes Indenture, the term “indebtedness” shall not include any indebtedness or obligations of subsidiaries of the Company that is guaranteed by the Company

	Old Notes	New Notes
Limitation on Liens	The Old Notes Indenture does not include any limitations on liens.
Section 10.8 of the New Notes Indenture

The Fourth Supplemental Indenture provides that the Company will not create, assume, incur or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money upon any shares of “Voting Stock” of a “Material Bank Subsidiary:” (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of such Voting Stock), directly or indirectly (except for directors’ qualifying shares), without making effective provision whereby the Notes shall be equally and ratably secured with any and all such indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Material Bank Subsidiary subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of Voting Stock of a Material Bank Subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights, the Company would not continue to own at least 80% of the issued and outstanding Voting Stock of a Material Bank Subsidiary.

“Voting Stock” means stock which ordinarily has voting power for the election of directors, managers, trustees or equivalent of such corporation, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Material Bank Subsidiary” means Newtek Bank, National Association or any successor thereof and any other subsidiary of the Company that (x) is a “bank” as defined in Section 3 of the Federal Deposit Insurance Act and (y) that has consolidated assets equal to 30% or more of the Company’s consolidated assets.

	Old Notes	New Notes
1940 Act Restrictive Covenants
Section 1007 of the Old Notes Indenture

The Company agrees that for the period of time during which Old Notes are outstanding, the Company will not violate Section 18(a)(1)(A) as modified by Section 61(a)(2) of the 1940 Act, or any successor provisions thereto of the 1940, whether or not the Company continues to be subject to such provisions of the 1930 Act, but giving effect, in either case, to any exemptive relief granted to the Company by the Commission

Section 1008 of the Old Notes Indenture

The Company also agrees that for the period of time during which the Old Notes are Outstanding, pursuant to Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act, or any successor provisions thereto of the 1940 Act, the Company will not declare any dividend (except a dividend payable in stock of the Company), or declare any other distribution, upon a class of the capital stock of the Company, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, the Company has an “asset coverage” (as defined in the 1940 Act) of at least the threshold specified in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act, or any successor provisions thereto of the 1940 Act, as such obligation may be amended or superseded, after deducting the amount of such dividend, distribution or purchase price, as the case may be, and in each case giving effect to (i) any exemptive relief granted to the Company by the SEC, and (ii) any SEC no-action relief granted by the SEC to another business development company (or to the Company if it determines to seek such similar no-action or other relief) permitting the business development company to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Section 61(a)(2) of the 1940 Act, as such obligation may be amended or superseded, in order to maintain such business development company’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended.
The New Notes Indenture does not contain any similar restrictions based on or related to the 1940 Act.

	Old Notes	New Notes
Consolidation, Merger Sale of Assets
Section 801 of the Old Notes Indenture

The Company shall not consolidate with or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any Person, unless:

(1)either the Company shall be the continuing entity, or the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Securities and the performance of every covenant of the Old Notes Indenture on the part of the Company to be performed or observed;
(2)immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing; and
(3)the Company and the successor Person have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this Article and that all conditions precedent provided for in the Old Notes Indenture relating to such transaction have been complied with.

Section 8.1 of the New Notes Indenture

The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

(1)in case the Company shall consolidate with or merge into another Person or convey, transfer, or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, shall be organized and validly existing under the laws of the United States of America, any of its states or the District of Columbia, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Securities and the performance or observance of every covenant of the New Notes Indenture on the part of the Company to be performed or observed;

Old Notes	New Notes

(2)( after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and.

(3)the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with Article VIII of the Old Notes Indenture and that all conditions precedent in the Old Notes Indenture provided for relating to such transaction have been complied with.

Old Notes	New Notes

Section 4.7 of the Fourth Supplemental Indenture modified Section 10.7 of the New Notes Indenture as follows

The Company shall not effect a Sale of the Bank. “Sale of the Bank” means (i) the sale, transfer, lease or conveyance by the Company, or an issuance of stock by the Material Bank Subsidiary, in either case resulting in ownership by the Company of securities that provides it with less than 80% of the Material Bank Subsidiary’s outstanding voting equity securities, calculated on the basis of voting power; provided that, a merger of the Company or the conveyance, transfer or lease of all or substantially all of the Company’s properties and assets shall not constitute a Sale of the Bank so long as the Company satisfies the conditions set forth in Article VIII of the New Notes Indenture or (ii) the lease, sale, assignment or transfer of all or substantially all of the Material Bank Subsidiary’ properties and assets to any Person (other than the Company) in a single transaction or series of related transactions, unless, upon such lease, sale, assignment or transfer, the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of that Person.

	Old Notes	New Notes
Reports to Holders
Section 6.01. of the Old Notes Indenture

If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, the Company agrees to publish on its website and to furnish to the holders of the Old Notes and the Trustee for the period of time during which the Old Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company (which fiscal year ends on December 31), audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP.
Delivery of these reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Old Notes Indenture (as to which the trustee is entitled to rely exclusively on Officers’ Certificates).”
The New Notes Indenture does not contain a reporting covenant.

BOOK-ENTRY ISSUANCE

Book-Entry System

The New Notes will be issued as fully registered global notes which will be deposited with the Trustee, as custodian for DTC, in its corporate trust office, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. One or more fully registered certificates will be issued as global notes in the aggregate principal amounts of the applicable series of New Notes. Investors may elect to hold their interest in the global notes through DTC in the United States or, in Europe, through Euroclear or Clearstream. Beneficial interests in the global notes must be held in minimum denominations of $25 or any amount in excess thereof which is an integral multiple of $25. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Owners of beneficial interests in a global note will not be entitled to have the New Notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such New Notes in definitive form and will not be considered the owners or holders thereof under the Indenture, except as provided below. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. References in this prospectus to holders of the New Notes are to the registered holders and not to any owner of a beneficial interest in the New Notes. New Notes represented by a global note may be exchanged for definitive Notes in registered form only if:

•DTC notifies the Company in writing that it is no longer willing or able to act as a depositary for that global note and the Company does not appoint a successor depositary within 90 days after receiving that notice;

•at any time DTC ceases to be a clearing agency registered under the Exchange Act and the Company does not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•the Company, at its option, notifies the Trustee in writing that the Company elects to cause the issuance of New Notes in definitive form; or

•any event will have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to the New Notes.

In such circumstances, upon surrender by DTC or a successor depositary of the global notes, New Notes in definitive form will be issued to each person that DTC or a successor depositary identifies as the beneficial owner of the related Notes. Upon issuance of New Notes in definitive form, the Trustee is required to register these Notes in the name of, and cause the same to be delivered to, this person or these persons (or the nominee thereof). These Notes would be issued in fully registered form without coupons, in minimum denominations of $25 or any amount in excess thereof which is an integral multiple of $25 and subsequently may not be exchanged by a holder for New Notes in denominations of less than $25.

The Company will make principal and interest payments on all New Notes represented by a global note to the Trustee which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner of the Notes represented by global notes. None of the Company, the Trustee or any underwriter will be responsible or liable for:

•the records relating to, or payments made on account of, beneficial ownership interests in a global note;

•any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•the maintenance, supervision or review of any records relating to the beneficial ownership interests in a global note.

DTC’s current practice to credit participants’ accounts on each payment date with payments of principal or interest in amounts proportionate to their respective beneficial interests in the principal amount represented in the global notes as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in a “street name,” and will be the sole responsibility of those participants.

The Clearing System

We have obtained the following information under this heading “The Clearing System” from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Owners of beneficial interests in a global note may elect to hold their interests in such global note outside the United States through Clearstream or Euroclear, if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator.
Specifically, these terms and conditions govern:

•transfers of securities and cash within Euroclear;
•withdrawal of securities and cash from Euroclear; and

•receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the New Notes will be required to make their initial payment for the New Notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving New Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of New Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such New Notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of New Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable (including DTC, Clearstream and Euroclear), but the Company takes no responsibility for the accuracy thereof.

U.S. Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of the Exchange Offer and the ownership of New Notes acquired in the Exchange Offer.

It applies to you only if you hold your Old Notes and New Notes as capital assets for U.S. federal income tax purposes. This summary does not address the alternative minimum tax, other U.S. federal tax laws (such as Medicare contribution tax laws and estate and gift tax laws) or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Furthermore, this section does not discuss all of the tax consequences that apply to you if you are a member of a class of holders subject to special rules, such as:

•dealers in securities or currencies,

•traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

•banks or other financial institutions,

•life insurance companies,

•tax-exempt organizations,

•regulated investment companies,

•real estate investment trusts,

•persons deemed to sell Old Notes or New Notes under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”),

•controlled foreign corporations,

•passive foreign investment companies,

•persons holding Old Notes or New Notes as a position in a hedging transaction, “straddle”, “conversion transaction” or other risk reduction transaction,

•persons that purchase or sell Old Notes or New Notes as part of a wash sale for tax purposes,

•certain former citizens or residents of the United States, or

•U7.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Old Notes or New Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Old Notes or New Notes, you should consult your tax advisor regarding the tax consequences of the Exchange Offer and the ownership of the New Notes.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. We have not obtained, nor do we intend to obtain, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is for general information purposes only, and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder. You are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws, as well as the application of non-income tax laws and the laws of any state, local or non-U.S. taxing jurisdiction, to your particular situation.

This subsection describes the tax consequences to a U.S. Holder whose Old Notes are accepted for the exchange in the Exchange Offer. You are a “U.S. Holder” if you are a beneficial owner of Old Notes and you are, for U.S. federal income tax purposes:

•a citizen or resident of the United States,

•a domestic corporation,

•an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Tax Consequences to Non-U.S. Holders” below.Tax Consequences of the Exchange

Characterization of the Exchange of Old Notes for New Notes. Under U.S. federal income tax law, the exchange of old debt instruments for new debt instruments constitutes a disposition of the old debt instruments for U.S. federal income tax purposes if the exchange constitutes a “significant modification” of the terms of the old debt instruments. Generally, the modification of a debt instrument is a significant modification if, based on all the facts and circumstances and taking into account all modifications of the debt instrument, the legal rights and obligations under the debt instrument are altered in a manner that is economically significant. The exchange of Old Notes for New Notes will be treated as a significant modification and thus will be treated as a disposition of the Old Notes for U.S. federal income tax purposes.

The tax treatment of an exchange of Old Notes for New Notes pursuant to the Exchange Offer depends upon whether the exchange qualifies as a recapitalization for U.S. federal income tax purposes. In order for an exchange to qualify as a recapitalization, such Old Notes and the corresponding New Notes must both be treated as “securities” under the relevant provisions of the Code. Neither the Code nor the U.S. Treasury regulations define the term “security.” No specific factor controls whether a debt instrument constitutes a security ; however, the determination of whether a New Note or Old Note constitutes a security depends in part on the terms of such notes. Instruments with a term of less than five years generally do not constitute securities, whereas instruments with a term of ten years or more generally qualify as securities. It is unclear whether the Old Notes and the corresponding New Notes, which have initial terms of slightly over 5 years, should be treated as securities for this purpose. If such notes were both treated as securities, the exchange of such Old Notes for New Notes would be treated as described under “—Treatment as a Recapitalization” below. If either the Old Notes or New Notes were not treated as securities, the exchange of such Old Notes for New Notes. would be treated as described below under “—Treatment as a Taxable Exchange” below.

Treatment as a Recapitalization. If the exchange of Old Notes for New Notes is treated as a recapitalization, except as discussed below under “Accrued Interest”, you will not recognize gain or loss on the exchange and you will have a tax basis in your New Notes equal to your adjusted tax basis in Old Notes immediately prior to the exchange. Your holding period for your New Notes generally would include the period during which you held Old Notes. The adjusted tax basis of Old Notes exchanged will generally equal your initial tax basis in Old Notes, increased by any market discount previously included in income with respect to such Old Notes and decreased (but not below zero) by any bond premium that you have amortized with respect to such Old Notes. If you hold Old Notes with differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of Old Notes.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO WHETHER THE EXCHANGE WILL CONSTITUTE A RECAPITALIZATION FOR U.S. FEDERAL INCOME TAX PURPOSES.

Treatment as a Taxable Exchange. If Old Notes or New Notes are not treated as securities for tax purposes, then you would generally recognize gain or loss on the exchange of Old Notes for New Notes in an amount equal to the difference between the issue price of New Notes you receive in the exchange (determined in the manner described below) and your adjusted tax basis in Old Notes (determined in the manner described above under “—Treatment as a Recapitalization”). Subject to the discussion below regarding accrued market discount, gain or loss that you recognize in the exchange generally will be capital gain or loss, and will be long-term capital gain or loss if you held the Old Notes for more than one year prior to the date of the exchange. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Because the outstanding principal amount of Old Notes (immediately prior to the exchange) and the outstanding principal amount of New Notes (immediately after the exchange) will both be less than $100 million, neither Old Notes nor New Notes will be treated as “publicly traded” for U.S. federal income tax purposes. As a result, the issue price of the New Notes will equal the stated principal amount of the New Notes.

Your initial tax basis in your New Notes will equal the stated principal amount of your New Notes. Your holding period for your New Notes will not include your holding period for your Old Notes exchanged and will begin on the day after the Settlement Date.

If you hold Old Notes with differing tax bases and/or holding periods, the preceding rules must be applied separately to each identifiable block of Old Notes.

Accrued Interest. Regardless of whether the exchange of Old Notes for New Notes is treated as a recapitalization or not, the cash received pursuant to the Exchange Offer in respect of accrued and unpaid interest on an Old Note will generally be includible in your gross income as ordinary interest income if such accrued interest had not been included previously in your gross income for U.S. federal income tax purposes.

Market Discount. You will generally be considered to have acquired an Old Note with “market discount” if the stated principal amount of such Old Note exceeded your initial tax basis for such Old Note by more than a de minimis amount. If your Old Notes were acquired with market discount, any gain recognized on the exchange of your Old Notes for New Notes will be treated as ordinary income (and will not receive capital gain treatment) to the extent of the market discount accrued during your period of ownership, unless you previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes. In addition, if the exchange qualifies as a recapitalization (i) any accrued market discount on such Old Notes that was not previously included in income will generally carry over to New Notes and (ii) New Notes you receive would also be treated as acquired at a market discount (in addition to, and without duplication of, any market discount from clause (i)) if the stated principal amount of such New Notes exceeds your initial tax basis for such New Notes by more than a de minimis amount. U.S. Holders who acquired their Old Notes other than at original issuance should consult their tax advisors regarding the possible application of the market discount rules of the Code to a tender of Old Notes pursuant to the Exchange Offer.

Tax Consequences of the Ownership of New Notes

Payments of Interest. Interest on a New Note will generally be taxed to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Market Discount. If the exchange is treated as a recapitalization and your New Note has market discount (see “Tax Consequences of the Exchange—Market Discount” above), under the market discount rules, you will be required to treat any gain on the sale, exchange, retirement or other taxable disposition of such New Note as ordinary income to the extent of the market discount that is treated as having accrued on such New Note at the time of the sale, exchange, retirement or other taxable disposition, and which you have not previously included in income.

In addition, if you are treated as having acquired New Notes at a market discount, you may be required to defer, until the maturity of such New Notes or their earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to such New Notes. Under certain circumstances, you may elect, on a debt instrument-by-debt instrument basis, to deduct the deferred interest expense in tax years prior to the year of disposition. You should consult your own tax advisor before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such New Note unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rules described above regarding the treatment of gain to the extent of market discount and the deferral of interest deductions will not apply.

Amortizable Bond Premium. If the exchange is treated as a recapitalization and your initial tax basis in New Notes is greater than their stated principal amount, you will be considered to have acquired such New Notes with “amortizable bond premium.” You generally may elect to amortize the premium over the remaining term of such New Notes on a constant yield method as an offset to interest when includible in income under your regular accounting method.

If you do not elect to amortize the premium, that premium will decrease the gain or increase the loss you would otherwise recognize on a disposition of such New Notes. An election to amortize premium on a constant yield method will also apply to all other taxable debt instruments held or subsequently acquired by you on or after the first day of the first taxable year for which the election is made. Such an election may not be revoked without the consent of the IRS. You should consult your tax advisor about this election.

Sale, Exchange or Retirement of New Notes. You will generally recognize gain or loss on the sale, exchange, retirement or other taxable disposition of New Notes in an amount equal to the difference between the amount you realize on the sale, exchange, retirement or other taxable disposition, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments and will generally be includible in your gross income as ordinary interest income if such accrued interest had not been included previously in your gross income for U.S. federal income tax purposes), and your adjusted tax basis in such New Note. Your adjusted tax basis in your New Notes will generally be their cost to you adjusted by adding any market discount previously included in income with respect to such New Notes and then subtracting any amortizable bond premium to the extent that such premium reduced interest income on such New Notes.

Except to the extent described above under “Tax Consequences of the Ownership of New Notes—Market Discount” or to the extent attributable to accrued but unpaid interest, any gain or loss that you recognize on the sale, retirement, redemption or other taxable disposition of New Notes generally will be capital gain or loss and will be long-term capital gain or loss if you have held the New Notes for more than one year on the date of the disposition. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

Tax Consequences to Non-U.S. Holders

The following discussion is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder whose Old Notes are accepted for the exchange in the Exchange Offer. A Non-U.S. Holder is a holder of Old Notes or New Notes that is not a U.S. Holder and is not treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of the Exchange

You generally will not be subject to tax on any gain recognized on the exchange of Old Notes for New Notes (determined as described above under “Tax Consequences to U.S. Holders—Tax Consequences of the Exchange”) unless:

•the gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain), in which case the gain will be subject to tax as described below under “Tax Consequences of the Ownership of New Notes—Effectively Connected Interest and Gain”; or

•you are an individual who is present in the United States for 183 days or more in the taxable year of the exchange, and certain other conditions are met, in which case the gain (net of certain U.S. source capital losses) will generally be subject to a flat 30% tax, unless an applicable income tax treaty provides otherwise.

Any amounts received by you that are attributable to accrued but unpaid interest on Old Notes will generally be treated in the same manner as described below under “Tax Consequences to Non-U.S. Holders—Tax Consequences of the Ownership of New Notes—Payments of Interest.”

Tax Consequences of the Ownership of the New Notes

Payments of Interest. Subject to the discussions of FATCA withholding and backup withholding below, interest on a New Note that is not effectively connected with your conduct of a trade or business in the United States will generally be exempt from U.S. federal income and withholding tax under the “portfolio interest exemption,” provided that (i) you do not, actually or constructively, own stock possessing 10% or more of the total voting power of the Company’s outstanding stock, (ii) you are not a controlled foreign corporation that is related to the Company, actually or constructively, and (iii) either (a) you provide to the applicable withholding agent an IRS Form W-8BEN or W-8BEN-E (or other applicable form), signed under penalties of perjury, that includes your name and address and that certifies your non-U.S. status in compliance with applicable law and regulations, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to the applicable withholding agent under penalties of perjury on which it certifies that an applicable IRS Form W-8BEN or W-8BEN-E (or other applicable form) has been received by it from you or an intermediate financial institution and furnishes a copy to the applicable withholding agent. This certification requirement may be satisfied with other documentary evidence in the case of a New Note held in an offshore account or through certain foreign intermediaries. The applicable withholding agent for purposes of the certification requirement described above is generally the last U.S. payor (or a non-U.S. payor that is a qualified intermediary or a U.S. branch of a foreign person) in the chain of payment before payment to you.

If you cannot satisfy the requirements of the portfolio interest exemption described above, then payments of interest made to you generally will be subject to U.S. federal withholding tax at the rate of 30%, unless either (i) you provide the applicable withholding our paying agent with a properly executed IRS Form W-8BEN (or W-8BEN-E or applicable successor form establishing an exemption from or reduction of the withholding tax under the benefit of an applicable income tax treaty or (ii) the interest is effectively connected with your conduct of a trade or business in the United States and you satisfy the certification requirements described below under “—Effectively Connected Interest and Gain”.

Sale, Exchange or Retirement of New Notes. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on a sale, exchange, retirement or other taxable disposition of a New Note (other than any amount representing accrued but unpaid interest on the note, which will be treated as interest and will generally be subject to the rules discussed above under “Tax Consequences to Non-U.S. Holders—Tax Consequences of the Ownership of New Notes—Payments of Interest”) unless:

•the gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment that you maintain), in which case the gain will be subject to tax as described below under “—Effectively Connected Interest and Gain”; or

•you are an individual who is present in the United States for 183 days or more in the taxable year of that sale, exchange, retirement or other taxable disposition, and certain other conditions are met, in which case the gain (net of certain U.S. source capital losses) will generally be subject to a flat 30% tax, unless an applicable income tax treaty provides otherwise.

To the extent proceeds from the sale, exchange, retirement or other taxable disposition of a New Note represent accrued and unpaid interest, you generally will be subject to U.S. federal income tax with respect to such accrued and unpaid interest in the same manner as described above under “Tax Consequences to Non-U.S. Holders—Tax Consequences of the Ownership of New Notes—Payments of Interest.”

Effectively Connected Interest and Gain. If you are engaged in a trade or business in the United States and interest on a New Note is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on such interest on a net income basis in generally the same manner as a U.S. Holder, unless an applicable income tax treaty provides otherwise. Unless exempt from net income tax under an applicable income tax treaty, effectively connected interest income generally will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI or applicable successor form. If you are treated as a foreign corporation for U.S. federal income tax purposes, you may also be subject to a branch profits tax at a 30% rate (or lower applicable treaty rate) on your effectively connected earnings and profits, subject to adjustments.

Foreign Account Tax Compliance Withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Payments of interest or in respect of accrued interest that you receive in respect of the Old Notes or New Notes could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold Old Notes or New Notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Depending on your circumstances, you may be entitled to a refund or credit in respect of some or all of this withholding. However, even if you are entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay your receipt of any amounts withheld.

Backup Withholding and Information Reporting

U.S. Holders. In general, information reporting requirements may apply to the exchange of Old Notes for New Notes, and such requirements generally will apply to payments of principal and interest on, or proceeds from a disposition (including a retirement or redemption) of, New Notes (unless, in each case, you are an exempt recipient such as a corporation).

Backup withholding may apply to the exchange of Old Notes for New Notes or any such payments described in the preceding paragraph if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders. Generally, we must report to the IRS and to you the amount of interest paid to you with respect to Old Notes or New Notes, and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not otherwise be subject to information reporting or subject to backup withholding with respect to the exchange of Old Notes for New Notes, a sale or other disposition (including a retirement or redemption) of New Notes, or interest that we pay to you on Old Notes or New Notes, provided the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person as defined under the Code, and you have provided to the applicable withholding agent a validly completed IRS Form W-8BEN (or other applicable form) establishing that you are not a U.S. person (or you satisfy certain documentary evidence requirements for establishing that you are not a U.S. person).
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Non-Exchanging Holders
Because the terms of the Old Notes will not be modified in connection with the Exchange Offer, the exchange of some of the Old Notes should not have any U.S. federal income tax of consequences for holders of Old Notes who do not tender their Old Notes or whose Old Notes are not accepted for exchange in the Exchange Offer.

LEGAL MATTERS

Certain legal matters in connection with the securities offered by this prospectus will be passed upon for us by Michael A. Schwartz, Chief Legal Officer and Corporate Secretary of the Company.

EXPERTS

The consolidated financial statements of NewtekOne, Inc. and its subsidiaries as of December 31, 2024 and 2023 and for each of the years in the three-year period ended December 31, 2024 and the effectiveness of internal control over financial reporting as of December 31, 2024 incorporated in this prospectus by reference from the Annual Report on Form 10-K for the year ended December 31, 2024 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon, incorporated herein by reference, in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

The Information Agent for the Exchange Offer is:

Alliance Advisors

The Overlook Corporate Center
150 Clove Road Suite 400
Little Falls Township, NJ 07424

Attention: Tyler Herka

Email: NEWT@AllianceAdvisors.com

For Confirmation by Telephone:
1-855-206-1406

The Dealer Manager for the Exchange Offer is:

Lucid Capital Markets, LLC
570 Lexington Avenue, 40th Floor New York, NY 10022

Attention: Jeffrey Caliva
Email: jcaliva@lucidcm.com

PART II

Information Not Required In Prospectus

Item 20. Indemnification of Directors and Officers

Reference is made to Section 2-418 of the Maryland General Corporation Law, Article VII of the Registrant’s charter and Article XI of the Registrant’s bylaws.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The Registrant’s charter authorizes the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while serving as the Registrant’s director or officer and at the Registrant’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while serving as the Registrant’s director or officer and at the Registrant’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and any of the Registrant’s employees or agents or any employees or agents of the Registrant’s predecessor.

Maryland law requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 21. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of NewtekOne, Inc. (Previously filed in connection with Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File No. 333-191499) filed on November 3, 2014, and incorporated by reference herein).
3.2	Amended Bylaws of NewtekOne, Inc. (Incorporated by reference to Exhibit 99.1 of NewtekOne, Inc’s Current Report on Form 8-K, filed January 24, 2023).
3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of NewtekOne, Inc. (Incorporated by reference to Exhibit 99.1 to Newtek’s Current Report on Form 8-K, filed June 18, 2024).
3.4	Articles Supplementary to the Amended and Restated Articles of Incorporation of NewtekOne, Inc. (Incorporated by reference to Exhibit 3.1 to Newtek’s Current Report on Form 8-K, filed August 21, 2025).
3.5	Articles Supplementary to the Amended and Restated Articles of Incorporation of NewtekOne, Inc. (Incorporated by reference to Exhibit 3.1 to Newtek’s Current Report on Form 8-K, filed September 17, 2025).
4.1	Indenture, dated as of September 23, 2015, between Newtek, as issuer, and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit d.2 to Newtek’s Post-Effective Amendment No. 1 to its Registration Statement on Form N-2, No. 333-204915, filed September 23, 2015).
4.2	Seventh Supplemental Indenture dated of January 22, 2021 between Newtek Business Services Corp. and U.S. Bank National Association, as trustee (Incorporated by reference to Exhibit 4.1 to Newtek’s Current Report on Form 8-K filed January 22, 2021).
4.3	Form of 5.50 % Notes due 2026 (incorporated by reference to Exhibit 4.2 and Exhibit A therein).
4.4	Base Indenture, dated as of August 31, 2023, between Newtek, as issuer, and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Newtek’s Current Report on Form 8-K, filed August 31, 2023).
4.5	Form of Fourth Supplemental Indenture, by and between Newtek, as issuer, and U.S. Bank Trust Company, National Association, as trustee in respect of the 8.50% Fixed Rate Senior Notes due 2031*
4.6	Form of Global Note for 8.50% Fixed Rate Senior Notes due 2031 (included in Exhibit 4.5).*
5.1	Opinion of Michael A. Schwartz.**
23.1	Consent of RSM US LLP.*
23.2	Consent of Michael A. Schwartz (included in Exhibit 5.1). **
24.1	Power of Attorney (included on signature page).
25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of U.S. Bank Trust Company, National Association, as Trustee.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Exchange Agent Agreement.**
107	Filing Fee Table**
*Previously filed
** Filed herewith

Item 22. Undertakings
The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:
(i) to include any prospectus required by Section 10(a)(3)of the Securities Act;

(ii) to reflect in the prospectus any facts or events after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided,, however, that paragraphs 4(a)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (x), or (xi) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Palm Beach, in the State of Florida, on November 25, 2025.

NEWTEKONE, INC.

By: /s/Barry Sloane
Barry Sloane
Chief Executive Officer, President and
Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on November 25, 2025.

Signature	Title

/s/ Barry Sloane	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)
Barry Sloane

*	Chief Financial Officer (Principal Financial and Accounting Officer)
Frank M. DeMaria

*	Director and Chief Administrative Officer
Halli Razon-Feingold

*	Director
Richard Salute

*	Director
Gregory L. Zink

*	Director
Fernando Perez-Hickman

*	Director and President Newtek Bank, N.A.
Peter Downs

*	Director
Craig Brunet

* By: /s/ Barry Sloane
Chief Executive Officer, President and
Chairman of the Board of Directors
November 25, 2025
Pursuant to Powers of Attorney previously filed